UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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EXXON MOBIL CORPORATION

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NOTICE OF 2011
ANNUAL MEETING
AND PROXY STATEMENT

April 13, 2011

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 25, 2011, at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas 75201. The meeting will begin promptly at 9:00 a.m., Central Time. At the meeting, you will hear a report on our business and vote on the following items:

•	Election of directors;

•	Ratification of PricewaterhouseCoopers LLP as independent auditors;

•	Advisory votes on executive compensation and on the frequency of future advisory votes on executive compensation as required by law;

•	Eight shareholder proposals contained in this proxy statement; and,

•	Other matters if properly raised.

Only shareholders of record on April 6, 2011, or their proxy holders may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and ExxonMobil guests. Only shareholders or their valid proxy holders may address the meeting.

This booklet includes the formal notice of the meeting and proxy statement. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives information about our director candidates, and provides information about the other items of business to be conducted at the meeting.

Financial information is provided separately in the booklet, 2010 Financial Statements and Supplemental Information, enclosed with proxy materials available to all shareholders.

Even if you own only a few shares, we want your shares to be represented at the meeting. You can vote your shares by Internet, toll-free telephone call, or proxy card.

To attend the meeting in person, please follow the instructions on page 3. A live audiocast of the meeting and a report on the meeting will be available on our Web site at exxonmobil.com.

Sincerely,

David S. Rosenthal	Rex W. Tillerson
Secretary	Chairman of the Board

GENERAL INFORMATION

Who May Vote

Shareholders of ExxonMobil, as recorded in our stock register on April 6, 2011, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 25, 2011.

•	The 2011 Proxy Statement, 2010 Summary Annual Report, and 2010 Financial Statements are available at www.edocumentview.com/xom

Electronic Delivery of Proxy Statement and Annual Report Documents

Instead of receiving future copies of these documents by mail, shareholders can elect to receive an e-mail that will provide electronic links to the proxy materials. Opting to receive your proxy materials online will save the Company the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

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Shareholders of Record: If you vote on the Internet at www.investorvote.com/exxonmobil, simply follow the prompts for enrolling in the electronic proxy delivery service. You may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/exxonmobil. You may also revoke an electronic delivery election at this site at any time.

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Beneficial Shareholders: If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

How Proxies Work

ExxonMobil’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

If your shares are held in your name, you can vote by proxy in one of three convenient ways:

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Via Internet: Go to www.investorvote.com/exxonmobil and follow the instructions. You will need to have your proxy card or electronic notice in hand. At this Web site, you can elect to access future proxy statements and annual reports via the Internet.

•	By Telephone: Call toll-free 1-800-652-8683 or 1-781-575-2300 (outside the United States, Canada, and Puerto Rico), and follow the instructions. You will need to have your proxy card in hand.

•	In Writing: Complete, sign, date, and return your proxy card in the enclosed envelope.

Your proxy card covers all shares registered in your name and shares held in your Computershare Investment Plan account. If you own shares in the ExxonMobil Savings Plan for employees and retirees, your proxy card also covers those shares.

If you give us your signed proxy but do not specify how to vote, we will vote your shares as follows:

•	FOR the election of our director candidates;

•	FOR ratification of the appointment of independent auditors;

•	FOR approval of the compensation of the Named Executive Officers;

•	FOR three years as the frequency of future advisory votes on executive compensation; and,

•	AGAINST the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

Voting Shares in the ExxonMobil Savings Plan

The trustee of the ExxonMobil Savings Plan will vote Plan shares as participants direct. To the extent participants do not give instructions, the trustee will vote shares as it thinks best. The proxy card serves to give voting instructions to the trustee.

Revoking a Proxy

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy with a later date via a proxy card, the Internet, or by telephone;

•	Notifying ExxonMobil’s Secretary in writing before the meeting; or,

•	Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

Votes Required

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Election of Directors Proposal: A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. Only votes FOR or WITHHELD count. Abstentions and broker non-votes are not counted for purposes of the election of directors. A “broker non-vote” occurs when a bank, broker, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you own shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

Our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our Web site at exxonmobil.com/governance, state that all directors will stand for election at the annual meeting of shareholders. In any non-contested election of directors, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election shall tender his or her resignation. Within 90 days after certification of the election results, the Board of Directors will decide, through a process managed by the Board Affairs Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation. The Board will promptly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation on Form 8-K filed with the Securities and Exchange Commission (SEC).

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Other Proposals: Approval of the ratification of the appointment of independent auditors, the advisory vote on executive compensation, and the shareholder proposals requires the favorable vote of a majority of votes cast. Only votes FOR or AGAINST these proposals count.

Approval of the frequency of the advisory vote on executive compensation requires the favorable vote of a majority of votes cast unless none of the three frequency choices receives a majority, in which case the choice that receives the plurality of votes cast will be considered approved.

Abstentions count for quorum purposes, but not for voting. Broker non-votes count as votes “FOR” the ratification of the appointment of independent auditors but do not count for voting on any of the other proposals.

Annual Meeting Admission

Only shareholders or their proxy holders and ExxonMobil guests may attend the meeting. For safety and security reasons, cameras, camera phones, recording equipment, electronic devices, computers, large bags, briefcases, or packages will not be permitted in the building. In addition, each shareholder and ExxonMobil guest will be asked to present a valid government-issued picture identification, such as a driver’s license, before being admitted to the meeting.

For registered shareholders, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 6, 2011, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed under “Contact Information” on page 4.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

Audiocast of the Annual Meeting

You are invited to visit our Web site at exxonmobil.com to hear the live audiocast of the meeting at 9:00 a.m., Central Time, on Wednesday, May 25, 2011. An archived copy of this audiocast will be available on our Web site for one year.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Only shareholders or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot ensure that every shareholder who wishes to speak on an item of business will be able to do so.

Dialogue can be better accomplished with interested parties outside the meeting and, for this purpose, we have provided a method on our Web site at exxonmobil.com/directors for raising issues and contacting the non-employee directors either in writing or electronically. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders. Shareholders making comments during the meeting must do so in English so that the majority of shareholders present can understand what is being said.

Contact Information

If you have questions or need more information about the annual meeting, write to:

Mr. David S. Rosenthal

Secretary

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

call us at 1-972-444-1157, or send a fax to 1-972-444-1505.

For information about shares registered in your name or your Computershare Investment Plan account, call ExxonMobil Shareholder Services at 1-800-252-1800 or 1-781-575-2058 (outside the United States, Canada, and Puerto Rico), or access your account via the Web site at www.computershare.com/exxonmobil. We also invite you to visit ExxonMobil’s Web site at exxonmobil.com. Investor information can be found at exxonmobil.com/investor. Web site materials are not part of this proxy solicitation.

BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Overview

The Board of Directors and its committees perform a number of functions for ExxonMobil and its shareholders, including:

•	Overseeing the management of the Company on your behalf, including oversight of risk management;

•	Reviewing ExxonMobil’s long-term strategic plans;

•	Exercising direct decision-making authority in key areas, such as declaring dividends;

•	Selecting the CEO and evaluating the CEO’s performance; and,

•	Reviewing development and succession plans for ExxonMobil’s top executives.

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s position on a number of governance issues. A copy of our current Corporate Governance Guidelines is posted on our Web site at exxonmobil.com/governance.

All ExxonMobil directors stand for election at the annual meeting. Non-employee directors cannot stand for election after they have reached age 72, unless the Board makes an exception on a case-by-case basis. Employee directors resign from the Board when they are no longer employed by ExxonMobil.

Risk Oversight

Responsibility for risk oversight rests with the full Board of Directors. Committees help the Board carry out this responsibility by focusing on specific key areas of risk that face our business.

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The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.

•	The Board Affairs Committee oversees risks associated with corporate governance, including Board structure and succession planning.

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The Compensation Committee helps ensure that the Company’s compensation policies and practices encourage long-term focus, support the retention and development of executive talent, and discourage excessive risk taking.

•	The Finance Committee oversees risks associated with financial instruments, financial policies and strategies, and capital structure.

•	The Public Issues and Contributions Committee oversees operational risks such as those relating to employee and community safety, health, environmental, and security matters.

The Board receives regular updates from the committees about their activities in this regard, and at least annually participates in reviews with management addressing the progress of significant projects and operational activities. Updates are measured against benchmark expectations, all of which reflect identified risk factors and their impact on expected outcomes and results.

Board Leadership Structure

The Company’s By-Laws currently provide that, subject to the authority of the Board of Directors, the Chairman of the Board “shall have general care and supervision of the business and affairs of the corporation,” and “shall be chief executive officer of the corporation and shall preside at all meetings of shareholders and directors.”

The Board believes the interests of all shareholders are best served at the present time through a leadership model with a combined Chairman/CEO position and an independent Presiding Director. However, the Board retains authority to amend the By-Laws to separate the positions of Chairman and CEO at any time.

The current CEO possesses an in-depth knowledge of the Company; its integrated, multinational operations; the evolving energy industry supply and demand; and, the array of challenges to be faced. This knowledge was gained through more than 35 years of successful experience in progressively more senior positions, including domestic and international responsibilities.

The Board believes that these experiences and other insights put the CEO in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to shareholders.

Further, the Board has demonstrated its commitment and ability to provide independent oversight of management.

The Board is comprised entirely of independent directors except the CEO, and 100 percent of the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committee members are independent. Each independent director has access to the CEO and other Company executives on request; may call meetings of the independent directors; and, may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

In addition, after considering evolving governance practices and shareholder input regarding Board independence, the Board established the role of Presiding Director. The Board believes the Presiding Director can provide effective, independent Board leadership. S.J. Palmisano has served as Presiding Director over the past two years and is expected to remain in the position at least through the annual meeting of shareholders. In accordance with the specific duties prescribed in the Corporate Governance Guidelines, the Presiding Director chairs executive sessions of the independent directors, which are held several times per year, normally coincident with meetings of the Board and without the CEO or other management present; chairs meetings of the Board in the absence of the Chairman; and, works closely with the Chairman in developing Board agendas, topics, schedules, and in reviewing materials provided to the directors.

Director Qualifications

The Board has adopted guidelines outlining the qualifications sought when considering non-employee director candidates and they are published on our Web site at exxonmobil.com/governance.

In part, the guidelines describe the necessary experiences and skills expected of director candidates as follows:

“Candidates for non-employee director of Exxon Mobil Corporation should be individuals who have achieved prominence in their fields, with experience and demonstrated expertise in managing large, relatively complex organizations, and/or, in a professional or scientific capacity, be accustomed to dealing with complex situations preferably those with worldwide scope.”

The key criteria the Board seeks across its membership to achieve a balance of diversity and experiences important to the Corporation include: financial expertise; experience as the CEO of a significant company or organization or as a next-level executive with responsibilities for global operations; experience managing large, complex organizations; experience on one or more boards of significant public or non-profit organizations; expertise resulting from significant academic, scientific or research activities. The Board also seeks diversity of life experiences and backgrounds, as well as gender and ethnic diversity.

The table below describes the particular experience, qualifications, attributes, and skills of each director nominee that led the Board to conclude that such person should serve as a director of the Company.

M.J. Boskin	•	Public finance, tax, budget and macroeconomic policy experience as senior fellow at the Hoover Institution and the T.M. Friedman Professor of Economics at Stanford University
	•	Financial expertise
	•	Government/research experience as chairman of the President’s Council of Economic Advisors and an associate at the National Bureau of Economic Research
	•	Experience advising the federal government, heads of state, finance ministries, and central banks around the world
	•	Board experience as a director of Oracle, and a former director of Shinsei Bank and the Vodafone Group

P. Brabeck-Letmathe	•	Global leadership position as chairman of Nestlé
	•	Board experience at Nestlé, and as a director of Credit Suisse Group and L’Oréal, and a former director of Alcon and Roche Holding
	•	Experience with worldwide leadership of strategic business groups
	•	Affiliation with leading business associations (European Round Table of Industrialists and Foundation Board of the World Economic Forum)
	•	Recipient of awards, including “La Orden Mexicana del Aguila Azteca,” the Schumpeter Prize for outstanding contribution in Economics, and the Austrian Cross of Honour for service to the Republic of Austria

L.R. Faulkner	•	Leadership position as president of the Houston Endowment
	•	Leadership experience as president of The University of Texas at Austin
	•	Financial expertise
	•	Academic/administration experience at major universities including the University of Illinois and Harvard University
	•	Expertise in chemistry, electrochemistry, and materials
	•	Board experience as a director of Temple-Inland, and as a former director of Guaranty Financial Group
	•	Recognition by the American Academy of Arts and Sciences and leadership of the National Mathematics Advisory Panel

J.S. Fishman	•	Global leadership position as chairman and chief executive officer of The Travelers Companies
	•	Board experience at The Travelers Companies, and as a former director of Nuveen Investments and Platinum Underwriters Holdings Ltd. (prior to 2006)
	•	Affiliation with a leading academic institution as a member of the Board of Trustees of the University of Pennsylvania, the Board of Overseers of the University of Pennsylvania School of Veterinary Medicine, and the Industry Advisory Board of The Wharton Financial Institutions Center
	•	Affiliation with leading business associations (the Business Council, the Kennedy Center Corporate Fund Board in Washington, DC, and the American Insurance Association)

K.C. Frazier	•	Global leadership experience as president and chief executive officer of Merck
	•	Board experience at Merck and at non-profit organizations
	•	Affiliation with leading legal, business and public policy associations (the Council on Foreign Relations, the American Law Institute, and the European Federation of Pharmaceutical Industries and Associations)
	•	Recipient of award for extraordinary achievement in pro bono and public service

W.W. George	•	Global business experience as former chairman, president, and chief executive officer at Medtronic
	•	Leadership position as professor of management practice at Harvard University
	•	Academic experience at Harvard Business School and Yale School of Management
	•	Board experience as a director of Goldman Sachs and a former director of Novartis, and Medtronic and Target (prior to 2006)
	•	Authorship of books and articles on leadership and corporate governance

M.C. Nelson	•	Global business experience as chairman and former chief executive officer at Carlson
	•	Leadership as the chair of the Mayo Clinic Board of Trustees, and director of The Committee Encouraging Corporate Philanthropy and the Kennedy Center for the Performing Arts
	•	Recipient of leadership awards such as the National Association of Corporate Directors’ “2009 Public Company Director of the Year,” and “One of America’s Best Leaders” by U.S. News and World Report
	•	Board experience at Carlson and as a former director of Rezidor Hotel Group, and past chair of the U.S. Travel and Tourism Advisory Board and the National Women’s Business Council
	•	Affiliation with leading business associations (the World Economic Forum (co-chair) and the International Business Council)
	•	Academic experience in corporate responsibility at the University of Minnesota
	•	Authorship of a book on leadership

S.J. Palmisano	•	Global business experience as chairman, president, and chief executive officer of IBM
	•	Board experience at IBM
	•	Affiliation with leading business and public policy associations (the Business Roundtable and the Executive Committee of the Council on Competitiveness)
	•	Awarded honorary fellowship from the London Business School

S.S Reinemund	•	Global business experience as former chairman, president, and chief executive officer of PepsiCo
	•	Leadership position as dean of business at Wake Forest University
	•	Academic experience as professor of leadership and strategy at Wake Forest University
	•	Financial expertise
	•	Board experience as a director of American Express, Marriott, and Wal-Mart, and as a former director of Johnson & Johnson and PepsiCo
	•	Affiliation with leading charitable and business associations (United States Naval Academy Foundation, National Minority Supplier Development Council, and National Advisory Board of the Salvation Army)

R.W. Tillerson	•	Global business experience as chairman and chief executive officer of ExxonMobil since January 2006 with demonstrated leadership skills resulting from a more-than-35-year career involving positions of increasing responsibility with the Company’s domestic and international business operations
	•	Affiliation with leading business and public policy associations (the Executive Committee and the Policy Committee of the American Petroleum Institute, the Center for Strategic and International Studies, the National Petroleum Council, the Business Council, the Business Roundtable and its Energy Task Force, the Business Council for International Understanding, and the Emergency Committee for American Trade)
	•	Leadership as a member of the Executive Board of the Boy Scouts of America, vice-chairman of the Ford’s Theatre Society, and a former director of the United Negro College Fund

E.E. Whitacre, Jr.	•	Global business experience as former chairman and chief executive officer of General Motors Company
	•	Global business experience as former chairman and chief executive officer of AT&T and SBC Communications
	•	Board experience as a former director of Anheuser Busch, AT&T, Burlington Northern Santa Fe, and General Motors
	•	Affiliation with leading business and community organizations (Institute for International Economics, the Business Council, Boy Scouts of America, Board of Regents of Texas Tech University, and the United Way)

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors. In general, the Guidelines require that an independent director must have no material relationship with ExxonMobil, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (NYSE), the additional standards referenced in our Corporate Governance Guidelines, and other facts and circumstances the Board considers relevant.

Under ExxonMobil’s Corporate Governance Guidelines, a director will not be independent if a reportable “related person transaction” exists with respect to that director or a member of the director’s family for the current or most recently completed fiscal year. See the Guidelines for Review of Related Person Transactions posted on the Corporate Governance section of our Web site and described in more detail under “Related Person Transactions and Procedures” on pages 16-17.

The Board has reviewed relevant relationships between ExxonMobil and each non-employee director and director nominee to determine compliance with the NYSE standards and ExxonMobil’s additional standards. The Board has also evaluated whether there are any other facts or circumstances that might impair a director’s independence. Based on that review, the Board has determined that all ExxonMobil non-employee directors and director nominees are independent. The Board has also determined that each member of the Audit, Board Affairs, Compensation, and Public Issues and Contributions Committees (see membership table on page 10) is independent.

In recommending that each director and nominee be found independent, the Board Affairs Committee reviewed the following transactions, relationships, or arrangements. All matters described below fall within the NYSE and ExxonMobil independence standards.

Name	Matters Considered
P. Brabeck-Letmathe	Ordinary course business with Nestlé (purchases of food and nutrition products; sales of fuels and plastic film; purchases of Nestlé commercial paper)
J.S. Fishman	Ordinary course business with Travelers (purchases of surety bonds and other insurance services)
K.C. Frazier	Ordinary course business with Merck (sales of chemicals and oils)
M.C. Nelson	Ordinary course business with Carlson (purchases of travel, hotel, and event services)
S.J. Palmisano	Ordinary course business with IBM (purchases of consulting and IT maintenance services)
E.E. Whitacre, Jr.	Ordinary course business with General Motors (purchases of fleet vehicles; sales of lubricants, plastics, and specialty chemicals)

Board Meetings and Committees; Annual Meeting Attendance

The Board met nine times in 2010. ExxonMobil’s incumbent directors, on average, attended approximately 94 percent of Board and committee meetings during 2010. No director attended less than 75 percent of such meetings except for Mr. Brabeck-Letmathe, who was first elected to the Board in May 2010 and attended 67 percent of Board and committee meetings during his partial year of service. ExxonMobil’s non-employee directors held three executive sessions in 2010.

As specified in our Corporate Governance Guidelines, it is ExxonMobil’s policy that directors should make every effort to attend the annual meeting of shareholders. All incumbent directors attended last year’s meeting except Messrs. Frazier and Brabeck-Letmathe.

The Board appoints committees to help carry out its duties. Board committees work on key issues in greater detail than would be possible at full Board meetings. Only non-employee directors may serve on the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committees. Each committee has a written charter. The charters are posted on the Corporate Governance section of our Web site at exxonmobil.com/governance.

The table below shows the current membership of each Board committee and the number of meetings each committee held in 2010.

Director	Audit	Compensation	Board Affairs	Finance	Public Issues and Contributions	Executive(1)
M.J. Boskin	C			•		•
P. Brabeck-Letmathe	•			•
L.R. Faulkner	•			•
J.S. Fishman		•			•
K.C. Frazier			•		•
W.W. George		C	•			•
M.C. Nelson			C		•	•
S.J. Palmisano		•	•			•
S.S Reinemund	•			•
R.W. Tillerson				C		C
E.E. Whitacre, Jr.		•			C
2010 Meetings	11	8	7	3	5	0

C = Chair

• = Member

(1)	Other directors serve as alternate members on a rotational basis.

Below is additional information about each Board committee.

Board Affairs Committee

The Board Affairs Committee serves as ExxonMobil’s nominating and corporate governance committee. The Committee recommends director candidates, reviews non-employee director compensation, and reviews other corporate governance practices, including the Corporate Governance Guidelines. The Committee also reviews any issue involving an executive officer or director under ExxonMobil’s Code of Ethics and Business Conduct and administers ExxonMobil’s Related Person Transaction Guidelines.

The Committee has adopted Guidelines for the Selection of Non-Employee Directors that describe the qualifications the Committee looks for in director candidates. These Selection Guidelines, as well as the Committee’s charter, are posted on the Corporate Governance section of our Web site, and are described in more detail below and in the section titled Director Qualifications, pages 6-8.

A substantial majority of the Board must meet the independence standards described in the Corporation’s Corporate Governance Guidelines, and all candidates must be free from any relationship with management or the Corporation that would interfere with the exercise of independent judgment. Candidates should be committed to representing the interests of all shareholders and not any particular constituency. The Board must include members with the particular experience required for service on key Board committees, as described in the Committee charters.

The Guidelines for the Selection of Non-Employee Directors state:

“ExxonMobil recognizes the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. ExxonMobil seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation.”

In addition to seeking a diverse set of business or academic experiences, the Committee seeks a mix of nominees whose perspectives reflect diverse life experiences and backgrounds, as well as gender and ethnic diversity. The Committee does not use quotas but considers diversity along with the other requirements of the Selection Guidelines when evaluating potential new directors. The Committee has also instructed its executive search firm to include diversity as part of the candidate search criteria.

The Committee identifies director candidates primarily through recommendations made by the non-employee directors. These recommendations are developed based on the directors’ own knowledge and experience in a variety of fields, and research conducted by ExxonMobil staff at the Committee’s direction. The Committee has also engaged an executive search firm to help the Committee identify new director candidates. The firm identifies potential director candidates for the Committee to consider and helps research candidates identified by the Committee. Additionally, the Committee considers recommendations made by employee directors, shareholders, and others. All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the Selection Guidelines.

Shareholders may send recommendations for director candidates to the Secretary at the address given under “Contact Information” on page 4. A submission recommending a candidate should include:

•	Sufficient biographical information to allow the Committee to evaluate the candidate in light of the Selection Guidelines;

•	Information concerning any relationship between the candidate and the shareholder recommending the candidate; and,

•	Material indicating the willingness of the candidate to serve if nominated and elected.

The procedures by which shareholders may recommend nominees have not changed materially since last year’s proxy statement.

The Committee also administers provisions of the Corporate Governance Guidelines that require a director to tender a resignation when there is a substantial change in the director’s circumstances. The Committee reviews the relevant facts to determine whether the director’s continued service would be appropriate and makes a recommendation to the Board. During 2010, the Committee considered Mr. Whitacre’s added role as CEO of General Motors early in the year, then later in the year considered his relinquishment of the CEO position effective September 1, and anticipated relinquishment of the Chairman position by year end. In both cases, the Committee believed that Mr. Whitacre would continue to be a valuable and effective member of the ExxonMobil Board and, on the Committee’s recommendation, the Board declined Mr. Whitacre’s offers to resign.

Another responsibility of the Committee is to review and make recommendations to the Board regarding the compensation of the non-employee directors. The Committee uses an independent consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

Audit Committee

The Audit Committee oversees accounting and internal control matters. Its responsibilities include oversight of:

•	Management’s conduct of the Corporation’s financial reporting process;

•	The integrity of the financial statements and other financial information provided by the Corporation to the SEC and the public;

•	The Corporation’s system of internal accounting and financial controls;

•	The Corporation’s compliance with legal and regulatory requirements;

•	The performance of the Corporation’s internal audit function;

•	The independent auditors’ qualifications, performance, and independence; and,

•	The annual independent audit of the Corporation’s financial statements.

The Committee has direct authority and responsibility to appoint (subject to shareholder ratification), compensate, retain, and oversee the independent auditors.

The Committee also prepares the report that SEC rules require be included in the Corporation’s annual proxy statement. This report is on page 54.

The Audit Committee has adopted specific policies and procedures for pre-approving fees paid to the independent auditors. Under the Audit Committee’s approach, an annual program of work is approved each October for the following categories of services: Audit, Audit-Related, and Tax. Additional engagements may be brought forward from time to time for pre-approval by the Audit Committee. Pre-approvals apply to engagements within a category of service, and cannot be transferred between categories. If fees might otherwise exceed pre-approved amounts for any category of permissible services, the incremental amounts must be reviewed and pre-approved prior to commitment. The complete text of the Audit Committee’s pre-approval policies and procedures is posted on the Corporate Governance section of ExxonMobil’s Web site.

The Board has determined that all members of the Committee are financially literate within the meaning of the NYSE standards, and that Dr. Boskin, Dr. Faulkner, and Mr. Reinemund are “audit committee financial experts” as defined in the SEC rules.

Compensation Committee

The Compensation Committee oversees compensation for ExxonMobil’s senior executives, including their salary, bonus, incentive awards, and succession plans for key executive positions. The Committee’s charter is available on the Corporate Governance section of our Web site.

During 2010, the Committee established the ceiling for the 2010 short term and long term incentive award programs, endorsed the salary program for 2011, reviewed the individual performance and contributions of each senior executive, granted individual incentive awards and set salaries for the senior executives, and reviewed progress on executive development and succession planning for senior positions.

The Compensation Committee’s report is on page 25.

The Committee does not delegate its responsibilities with respect to ExxonMobil’s executive officers and other senior executives (currently 26 positions). For other employees, the Committee delegates authority to determine individual salaries and incentive awards to a committee consisting of the Chairman and the Senior Vice Presidents of the Corporation. That committee’s actions are subject to a salary budget and aggregate annual ceilings on cash and equity incentive awards established by the Compensation Committee.

The Committee utilizes the expertise of an external independent consultant, Pearl Meyer & Partners, whom the Committee retains and works with during the year. At the direction of the Chair of the Compensation Committee, the consultant provides the following services:

•	Attends meetings of the Compensation Committee.

•	Informs the Compensation Committee regarding:

–

General trends in executive compensation across industries, particularly trends that reflect a change in compensation practices. The consultant advises the Committee on whether changes in compensation practices are relevant to ExxonMobil’s compensation programs.

–	A perspective on the structure and competitive standing of ExxonMobil’s compensation program for senior executives.

•	Participates in the Committee’s deliberations regarding compensation for Named Executive Officers that include items such as:

–	How to interpret the level of compensation of each Named Executive Officer compared to similar positions across industries.

–

The appropriate level of each element of compensation for individual Named Executive Officers considering their career experience and tenure in their positions, as well as general performance of the Company within the industry.

–	The pace at which compensation levels should be adjusted over future years.

–	How to weigh or consider the impact of a compensation change today on future retirement income.

–	The interpretation of issues involving executive compensation raised by shareholders and the appropriate responses from management.

–	The relationship between compensation and executive succession planning.

–	How the Committee should emphasize or weigh one element of compensation versus another to address the long-term nature of the business and long planning lead times.

•	Prepares the analysis of comparator company compensation used by the Compensation Committee.

The input of the independent consultant is given serious consideration as part of the Committee’s decision-making process but is not assigned a weight versus the other matters considered by the Committee as described in the “Compensation Discussion and Analysis” beginning on page 26.

In addition, at the direction of the Chair of the Board Affairs Committee, Pearl Meyer & Partners provides an annual survey of non-employee director compensation for use by that Committee.

ExxonMobil management does not use Pearl Meyer & Partners to advise on ExxonMobil’s general employee compensation and benefit programs. The Compensation Committee retains sole discretion to hire and fire the independent consultant and to negotiate the terms of the consultant’s engagement.

The Committee meets with ExxonMobil’s CEO and other senior executives during the year to review the Corporation’s business results and progress on strategic plans. The Committee uses this input to help determine the aggregate annual ceilings to be set for the Corporation’s cash and stock-based incentive award programs. The CEO also provides input to the Committee regarding performance assessments for ExxonMobil’s other senior executives and makes recommendations to the Committee with respect to salary and incentive awards for these executives and succession planning for senior positions. The CEO does not, however, participate in or provide input on decisions regarding his own compensation.

The Committee uses tally sheets to assess total compensation for the Corporation’s senior executives. The tally sheets value all elements of cash compensation; incentive awards, including restricted stock grants; the annual change in pension value; and, other benefits and perquisites. The tally sheets also display the value of outstanding awards and lump sum pension estimates.

See pages 35-36 for additional information on tally sheets and other analytical tools used by the Committee to facilitate compensation decisions.

The Compensation Committee determines whether ExxonMobil’s compensation program could result in inappropriate risk taking. The assessment process includes examining each element of the Company’s compensation policies and practices to determine whether they encourage or reward excessive risk taking. Based on its assessment, the Committee does not believe that ExxonMobil’s compensation policies and practices create any material adverse risks for the Company.

The key design features of our compensation program that discourage inappropriate risk taking are summarized below. These elements are also described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement.

•	Pay Mix

The objective of the Compensation Committee is to grant 50 to 70 percent of compensation in the form of restricted stock and 10 to 20 percent as an annual bonus. The allocation of these compensation elements for the Named Executive Officers for 2010 is shown on page 39. In the judgment of the Committee, this mix of short and long term incentives strikes an appropriate balance in aligning the interests of senior executives with the business priorities of the Company and sustainable growth in long-term shareholder value.

•	Restricted Stock

Long Holding Periods. As noted above, senior executives are granted a substantial portion of annual compensation in the form of restricted stock. These stock awards are restricted from sale for extended periods of time. Specifically, half of the annual stock award is restricted for 10 years or until retirement, whichever is later. The other half is restricted for five years.

Risk of Forfeiture. During these long holding periods, the stock is at risk of forfeiture for resignation or detrimental activity. The long vesting periods on stock and the risk of forfeiture together support an appropriate risk/reward profile that reinforces the long-term orientation expected of senior executives.

•	Annual Bonus

Delayed Payout. Payout of half of the annual bonus is delayed. This is a unique feature of our compensation program relative to many comparator companies and further discourages inappropriate risk taking; the timing of the delayed payout is determined by earnings performance.

Risk of Forfeiture. Similar to restricted stock, the delayed portion of the bonus is subject to risk of forfeiture for resignation or detrimental activity.

Recoupment. The entire annual bonus is subject to recoupment (“claw-back”) in the event of material negative restatement of the Corporation’s reported financial or operating results. The recoupment provision reinforces the importance of the Company’s financial controls and compliance programs.

•	Common Programs

All U.S. executives, including the Named Executive Officers, participate in common programs (salary, incentive, and retirement programs), which are reviewed by the Compensation Committee; therefore, inappropriate risk taking is discouraged at all levels of the Company through similar compensation design features and allocation of awards.

•	Pension

A large percentage of career compensation for all U.S. executives and employees is in the form of a defined benefit pension that requires many years of dedicated service to the Company to have material value. The standard retirement age is 65, with early retirement eligibility at age 55 with a minimum of 15 years of service. This dimension of total compensation encourages executives to take a long-term view when making business decisions and to focus on achieving sustainable growth for shareholders.

In addition, the Committee believes that inappropriate risk taking is discouraged by the fact that senior executives are “at will” employees of the Company. The CEO and the other Named Executive Officers do not have employment contracts, severance agreements, or change-in-control arrangements with the Company.

For more information on the Committee’s approach to executive compensation and the decisions made by the Committee for 2010, refer to the “Compensation Discussion and Analysis” beginning on page 26.

Finance Committee

The Finance Committee reviews ExxonMobil’s financial policies and strategies, including our capital structure, dividends, and share purchase program. The Committee authorizes the issuance of corporate debt subject to limits set by the Board. The Committee’s charter is available on the Corporate Governance section of our Web site.

Public Issues and Contributions Committee

The Public Issues and Contributions Committee reviews the effectiveness of the Corporation’s policies, programs, and practices with respect to safety, security, health, the environment, and social issues. The Committee hears reports from operating units on safety and environmental activities, and also visits operating sites to observe and comment on current operating practices. In addition, the Committee reviews the level of ExxonMobil’s support for education and other public service programs, including the Company’s contributions to the ExxonMobil Foundation. The Foundation works to improve the quality of education in the United States at all levels, with special emphasis on math and science. The Foundation also supports the Company’s other cultural and public service giving. The Committee’s charter is available on the Corporate Governance section of our Web site.

Executive Committee

The Executive Committee has broad power to act on behalf of the Board. In practice, the Committee meets only when it is impractical to call a meeting of the full Board.

Shareholder Communications

The Board Affairs Committee has approved and implemented procedures for shareholders and other interested persons to send written or electronic communications to individual directors, including the Presiding Director, Board Committees, or the non-employee directors as a group.

•	Written Communications: Written correspondence should be addressed to the director or directors in care of the Secretary at the address given under “Contact Information” on page 4.

•

Electronic Communications: You may send e-mail to individual non-employee directors, Board Committees, or the non-employee directors as a group by using the form provided for that purpose on our Web site at exxonmobil.com/directors.

Additional instructions and procedures for communicating with the directors are posted on the Corporate Governance section of our Web site at exxonmobil.com/proceduresdircom.

Code of Ethics and Business Conduct

The Board maintains policies and procedures (which we refer to in this proxy statement as the “Code”) that represent both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer under SEC rules, and the code of business conduct and ethics for directors, officers, and employees under NYSE listing standards. The Code applies to all directors, officers, and employees. The Code includes a Conflicts of Interest Policy under which directors, officers, and employees are expected to avoid any actual or apparent conflict between their own personal interests and the interests of the Corporation.

The Code is posted on the ExxonMobil Web site at exxonmobil.com/governance. The Code is also included as an exhibit to our Annual Report on Form 10-K. Any amendment of the Code will be posted promptly on our Web site.

The Corporation maintains procedures for administering and reviewing potential issues under the Code, including procedures that allow employees to make complaints without identifying themselves. The Corporation also conducts periodic mandatory business practice training sessions, and requires regular employees and non-employee directors to make annual compliance certifications.

The Board Affairs Committee will initially review any suspected violation of the Code involving an executive officer or director and will report its findings to the Board. The Board does not envision that any waiver of the Code will be granted. Should such a waiver occur, it will be promptly disclosed on our Web site.

Related Person Transactions and Procedures

In accordance with SEC rules, ExxonMobil maintains Guidelines for Review of Related Person Transactions. These Guidelines are available on the Corporate Governance section of our Web site.

In accordance with the Related Person Transaction Guidelines, all executive officers, directors, and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. Covered persons must also advise the Secretary of the Corporation promptly of any change in the information provided, and will be asked periodically to review and re-affirm their information.

For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, and step-relatives.

Based on this information, we review the Company’s own records and make follow-up inquiries as may be necessary to identify potentially reportable transactions. A report summarizing such transactions and including a reasonable level of detail is then provided to the Board Affairs Committee. The Committee oversees the Related Person Transaction Guidelines generally and reviews specific items to assess materiality.

In assessing materiality for this purpose, information will be considered material if, in light of all the circumstances, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy or sell ExxonMobil stock or in deciding how to vote shares of ExxonMobil stock. A director will abstain from the decision on any transactions involving that director or his or her immediate family members.

Under SEC rules, certain transactions are deemed not to involve a material interest (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In addition, based on a consideration of ExxonMobil’s facts and circumstances, the Committee will presume that the following transactions do not involve a material interest for purposes of reporting under SEC rules:

•

Transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to enter into such transactions; and, (2) the amount involved in any related category of transactions in a 12-month period is less than 1 percent of the entity’s gross revenues.

•

Grants or membership payments in the ordinary course of business to non-profit organizations, provided (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to make such payments; and, (2) the amount of general-purpose grants in a 12-month period is less than 1 percent of the recipient’s gross revenues.

•

Payments under ExxonMobil plans and arrangements that are available generally to U.S. salaried employees (including contributions under the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs and payments to providers under ExxonMobil health care plans).

•

Employment by ExxonMobil of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

Transactions or relationships not covered by the above standards will be assessed by the Committee on the basis of the specific facts and circumstances.

The following disclosures are made as of February 23, 2011, the date of the most recent Board Affairs Committee review of potential related person transactions.

ExxonMobil and its affiliates have about 84,000 employees around the world and employees related by birth or marriage may be found at all levels of the organization. ExxonMobil employees do not receive preferential treatment by reason of being related to an executive officer, and executive officers do not participate in hiring, performance evaluation, or compensation decisions for family members. ExxonMobil’s employment guidelines state: “Relatives of Company employees may be employed on a non-preferential basis. However, an employee should not be employed by or assigned to work under the direct supervision of a relative, or to report to a supervisor who in turn reports to a relative of the employee.” M.W. Albers (Senior Vice President) has a daughter who has accepted an offer to become an employee of ExxonMobil Development Company beginning later in 2011 with an annual compensation (excluding pension and benefits) of less than $120,000. Consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider the relationship noted above to be material within the meaning of the related person transaction disclosure rules.

P.T. Mulva (Vice President and Controller) has a brother currently serving as Chairman and CEO of ConocoPhillips. As is the case with most other major companies in the oil and gas industry, ExxonMobil has a variety of business transactions with ConocoPhillips. These transactions include routine purchases and sales of crude oil, petroleum products, and pipeline transportation capacity. Affiliates of ExxonMobil and ConocoPhillips have joint ownership of a refinery in Germany and a number of pipelines, terminals, emergency response companies, and service companies, and also have undivided interests in a variety of exploration, development, and production projects. All of these transactions are entered into in the ordinary course of business without influence from P.T. Mulva. Neither P.T. Mulva nor, to our knowledge after reasonable inquiry, his brother, has any interest in these transactions different from the general interest of other employees and shareholders. Accordingly, consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider these transactions to be material within the meaning of the related person transaction disclosure rules.

C.W. Matthews (retired Vice President and General Counsel) has a son who serves as Controller of a privately held company that supplies petrochemicals to industrial users. In the ordinary course of that business, the company sells chemicals to ExxonMobil Chemical Company. Mr. Matthews was not involved in any business decisions regarding such company and the volume of purchases during the time he served as an executive officer of ExxonMobil was well below the 1 percent threshold described above. Therefore, we do not consider the relationship to be material within the meaning of the related person transaction disclosure rules.

The Board Affairs Committee also reviewed ExxonMobil’s ordinary course business with companies for which non-employee directors serve as executive officers and determined that, in accordance with the categorical standards described above, none of those matters represent reportable related person transactions. See “Director Independence” on page 9.

We are not aware of any related person transaction required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review, or where such policies and procedures were not followed.

The Corporation’s Related Person Transaction Guidelines are intended to assist the Corporation in complying with its disclosure obligations under SEC rules. These procedures are in addition to, not in lieu of, the Corporation’s Code of Ethics and Business Conduct.

Litigation

In October 2009, a purported shareholder complaint captioned Resnik v. Boskin et al., alleging direct and derivative claims, was filed in the United States District Court for the District of New Jersey, naming the directors serving at the time (including Dr. Boskin, Dr. Faulkner, Messrs. Frazier, George, Palmisano, Reinemund, Tillerson and Whitacre, and Mrs. Nelson), the “Named Executive Officers” listed in the Corporation’s 2009 Proxy Statement (as defined in SEC regulations) and ExxonMobil as defendants. The complaint was amended in December 2009, alleging that the defendants made materially false or misleading proxy solicitations in connection with the 2008 and 2009 shareholder votes regarding the election of directors and failed to seek shareholder reapproval of the Exxon Mobil Corporation 2003 Incentive Program to qualify certain incentive compensation paid to the Named Executive Officers as properly deductible expenditures. The amended complaint sought various injunctive remedies, including corrective disclosure, new election of directors after corrective disclosure, enjoining candidates from serving on the Board until a new election occurs, shareholder reapproval of the program, enjoining payments under the program and short term incentive program to the Named Executive Officers, damages (the amount of which is not specified) from the individual defendants in favor of ExxonMobil, and costs and expenses of the action. On February 17, 2011, the court granted defendants’ motion to dismiss, finding fatal flaws in the plaintiff’s three causes of action. Notably, the court determined that the Internal Revenue Code and Treasury Regulations did not require the Corporation to seek shareholder reapproval of its incentive programs at the time it distributed the 2008 and 2009 proxy statements. On March 21, 2011, the court entered a final order dismissing the plaintiff’s amended complaint with prejudice. Plaintiff’s counsel has advised that the plaintiff does not plan to appeal the dismissal of the case.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors has nominated the director candidates named on the following pages. Personal information on each of our nominees, including public company directorships during the past five years, is provided. All of our nominees currently serve as ExxonMobil directors.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Michael J. Boskin Age 65 Director since 1996

Principal Occupation: T.M. Friedman Professor of Economics and Senior Fellow, Hoover Institution, Stanford University

Business Experience: Dr. Boskin is also a Research Associate, National Bureau of Economic Research. He is Chief Executive Officer and President of Boskin & Co., an economic consulting company.

Current Public Company Directorships: Oracle (April 1994 – Present)

Past Public Company Directorships: Shinsei Bank (March 2000 – June 2009); Vodafone (June 1999 – July 2008)

Peter Brabeck-Letmathe Age 66 Director since 2010

Principal Occupation: Chairman of the Board, Nestlé

Business Experience: Mr. Brabeck-Letmathe was elected Chairman of Nestlé in 2005, and Chief Executive Officer in 1997, relinquishing the role of CEO in 2008. He also served as Vice Chairman, Executive Vice President, and Senior Vice President of Nestlé.

Current Public Company Directorships: Nestlé (June 1997 – Present); Credit Suisse Group (May 1997 – Present); L’Oréal (June 1997 – Present)

Past Public Company Directorships: Alcon (March 2002 – May 2006); Roche Holding (April 2000 – March 2010)

Larry R. Faulkner Age 66 Director since 2008

Principal Occupation: President, Houston Endowment; President Emeritus, The University of Texas at Austin

Business Experience: Dr. Faulkner served as President of The University of Texas at Austin from 1998 to 2006. He also served on the chemistry faculties of The University of Texas, the University of Illinois, and Harvard University. At the University of Illinois, he also held a number of positions in academic administration including Provost and Vice Chancellor for Academic Affairs.

Current Public Company Directorships: Temple-Inland (August 2005 – Present)

Past Public Company Directorships: Guaranty Financial Group (December 2007 – August 2009)

Jay S. Fishman Age 58 Director since 2010

Principal Occupation: Chairman of the Board and Chief Executive Officer, The Travelers Companies

Business Experience: Mr. Fishman was elected Chairman of The Travelers Companies in 2005, and Chief Executive Officer in 2004 upon the merger of The St. Paul Companies and Travelers Property Casualty Corp. From 2001 to 2004, he was Chairman, Chief Executive Officer, and President of The St. Paul Companies.

Current Public Company Directorships: Travelers (October 2001 – Present)

Past Public Company Directorships: None

Kenneth C. Frazier Age 56 Director since 2009

Principal Occupation: President and Chief Executive Officer, Merck & Co.

Business Experience: Mr. Frazier was elected President of Merck effective May 2010, and Chief Executive Officer effective January 2011. He was elected Executive Vice President and President, Global Human Health, at Merck in 2007, and Executive Vice President and General Counsel in 2006. He served as Senior Vice President and General Counsel at Merck from 1999 to 2006.

Current Public Company Directorships: Merck (January 2011 – Present)

Past Public Company Directorships: None

William W. George Age 68 Director since 2005

Principal Occupation: Professor of Management Practice, Harvard University

Business Experience: Mr. George was elected Chairman of Medtronic in 1996, and retired in 2002; Chief Executive Officer in 1991; and, President and Chief Operating Officer in 1989.

Current Public Company Directorships: Goldman Sachs (December 2002 – Present)

Past Public Company Directorships: Novartis (May 1999 – February 2009)

Marilyn Carlson Nelson Age 71 Director since 1991

Principal Occupation: Chairman of the Board, Carlson

Business Experience: Mrs. Nelson was elected Chairman and Chief Executive Officer of Carlson in 1998, and relinquished the role of CEO in 2008. She has held a number of other management positions at Carlson including President, Chief Operating Officer, Vice Chair, and Senior Vice President.

Current Company Directorships: Carlson (December 1988 – Present)

Past Public Company Directorships: Rezidor Hotel Group (September 2006 – April 2008)

Samuel J. Palmisano Age 59 Director since 2006 Presiding Director since 2008

Principal Occupation: Chairman of the Board, President, and Chief Executive Officer, IBM

Business Experience: Mr. Palmisano was elected Chairman, President, and Chief Executive Officer of IBM in 2003. Mr. Palmisano also served as President, Senior Vice President, and Group Executive for IBM’s Enterprise Systems Group, IBM Global Services, and IBM’s Personal Systems Group.

Current Public Company Directorships: IBM (July 2000 – Present)

Past Public Company Directorships: None

Steven S Reinemund Age 63 Director since 2007

Principal Occupation: Dean of Business, Wake Forest University

Business Experience: Mr. Reinemund served as Executive Chairman of the Board of PepsiCo from 2006 to 2007, and retired in 2007; was elected Chief Executive Officer and Chairman of the Board in 2001; President and Chief Operating Officer in 1999; and, Director in 1996. He was also elected President and CEO of Frito-Lay in 1992 and Pizza Hut in 1986.

Current Public Company Directorships: American Express (April 2007 – Present); Marriott (April 2007 – Present); Wal-Mart (June 2010 – Present)

Past Public Company Directorships: Johnson & Johnson (October 2003 – April 2008); PepsiCo (April 1996 – May 2007)

Rex W. Tillerson Age 59 Chairman and CEO since 2006 Director since 2004

Principal Occupation: Chairman of the Board and Chief Executive Officer, Exxon Mobil Corporation

Business Experience: Mr. Tillerson was elected Chairman and Chief Executive Officer of ExxonMobil in 2006; President and Director in 2004; and, Senior Vice President in 2001. Mr. Tillerson has held a variety of management positions in domestic and foreign operations since joining the Exxon organization in 1975, including President, Exxon Yemen Inc. and Esso Exploration and Production Khorat Inc.; Vice President, Exxon Ventures (CIS) Inc.; President, Exxon Neftegas Limited; and Executive Vice President, ExxonMobil Development Company.

Current Public Company Directorships: None

Past Public Company Directorships: None

Edward E. Whitacre, Jr. Age 69 Director since 2008

Principal Occupation: Former Chairman of the Board, General Motors; Chairman Emeritus, AT&T

Business Experience: Mr. Whitacre joined General Motors in July 2009 as Chairman, became Chief Executive Officer in December 2009, relinquished the roles of Chief Executive Officer in September 2010 and Chairman in December 2010. At AT&T, Mr. Whitacre was elected Chairman and Chief Executive Officer upon its merger with SBC Communications in 2005, and retired in 2007. He was elected Chairman and Chief Executive Officer of SBC in 1990; and President and Chief Operating Officer in 1988.

Current Public Company Directorships: None

Past Public Company Directorships: Anheuser Busch (September 1988 – November 2008); AT&T (November 2005 – June 2007); Burlington Northern Santa Fe (April 1993 – February 2010); General Motors (July 2009 – December 2010)

DIRECTOR COMPENSATION

Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•

Ensure the Company can attract and retain outstanding director candidates who meet the selection criteria outlined in the Guidelines for Selection of Non-Employee Directors, which can be found on the Corporate Governance section of our Web site;

•	Recognize the substantial time commitments necessary to oversee the affairs of the Corporation; and,

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the Board Affairs Committee each year, and resulting recommendations are presented to the full Board for approval. The Committee uses an independent consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

ExxonMobil employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of cash and equity in the form of restricted stock. Non-employee directors are also reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director of Exxon Mobil Corporation.

The annual cash retainer for non-employee directors is $100,000 per year. Chairs of the Audit and Compensation Committees and the Presiding Director receive an additional $10,000 per year.

A significant portion of director compensation is paid in restricted stock to align director compensation with the long-term interests of shareholders. The annual restricted stock award grant for incumbent non-employee directors is 2,500 shares. A new non-employee director receives a one-time grant of 8,000 shares of restricted stock upon first being elected to the Board.

While on the Board, the non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the non-employee director is not allowed to sell the shares. The restricted shares may be forfeited if the non-employee director leaves the Board early, i.e., before the retirement age of 72, as specified for non-employee directors.

Current and former non-employee directors of Exxon Mobil Corporation are eligible to participate in the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs under the same terms as the Corporation’s U.S. employees.

Director Compensation for 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Other Compensation ($)(b)	Total ($)
M.J. Boskin	110,000	172,338	0	0	0	420	282,758
P. Brabeck-Letmathe	59,890	478,320	0	0	0	420	538,630
L.R. Faulkner	100,000	172,338	0	0	0	420	272,758
J.S. Fishman	59,890	478,320	0	0	0	420	538,630
K.C. Frazier	100,000	172,338	0	0	0	420	272,758
W.W. George	110,000	172,338	0	0	0	420	282,758
R.C. King (c)	40,110	172,338	0	0	0	420	212,868
M.C. Nelson	100,000	172,338	0	0	0	420	272,758
S.J. Palmisano	110,000	172,338	0	0	0	420	282,758
S.S Reinemund	100,000	172,338	0	0	0	420	272,758
E.E. Whitacre, Jr.	100,000	172,338	0	0	0	420	272,758

(a)	In accordance with SEC rules, the valuation of stock awards in this table represents fair value on the date of grant. Dividends on stock awards are not shown in the table because those amounts are factored into the grant date fair value.

Each director (other than Messrs. Brabeck-Letmathe and Fishman, who joined the Board in May 2010) received an annual grant of 2,500 restricted shares in January 2010. The valuation of these awards is based on a market price of $68.94 on the date of grant.

Messrs. Brabeck-Letmathe and Fishman received a one-time grant of 8,000 restricted shares upon being first elected to the Board in May 2010. The valuation of this award is based on a market price of $59.79 on the date of grant.

At year-end 2010, the aggregate number of restricted shares held by each director was as follows:

Name	Restricted Shares (#)
M.J. Boskin	51,800
P. Brabeck-Letmathe	8,000
L.R. Faulkner	13,000
J.S. Fishman	8,000
K.C. Frazier	10,500
W.W. George	23,500
M.C. Nelson	55,800
S.J. Palmisano	19,500
S.S Reinemund	15,500
E.E. Whitacre, Jr.	13,000

(b)	The amount shown for each director is the prorated cost of travel accident insurance covering death, dismemberment, or loss of sight, speech, or hearing under a policy purchased by the Corporation with a maximum benefit of $500,000 per individual.

(c)	Retired from the Board in May 2010.

The non-employee directors are not entitled to any additional payments or benefits as a result of leaving the Board or death except as described above. The non-employee directors are not entitled to any payments or benefits resulting from a change in control of the Corporation.

CERTAIN BENEFICIAL OWNERS

Based on our review of ownership reports filed with the SEC, the firm listed below is the only beneficial owner of more than 5 percent of ExxonMobil’s outstanding common stock as of December 31, 2010.

Name and Address of Beneficial Owner	Shares Owned	Percent of Class
BlackRock Inc. 40 East 52nd Street New York, NY 10022	265,791,059	5.27

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show the number of ExxonMobil common stock shares each executive named in the “Summary Compensation Table” on page 42 and each non-employee director or director nominee owned on February 28, 2011. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.04 percent of the outstanding shares.

Named Executive Officer	Shares Owned		Shares Covered by Exercisable Options
R.W. Tillerson	1,596,884	(1)	0
D.D. Humphreys	733,135	(2)	27,307
M.J. Dolan	456,040	(3)	0
H.R. Cramer	957,507	(4)	15,000
S.D. Pryor	1,002,522	(5)	145,000

(1)	Includes 1,525 shares owned by dependent child.
(2)	Includes 56,883 shares jointly owned with spouse and 21,000 shares held in trust by spouse.
(3)	Includes 53,789 shares jointly owned with spouse.
(4)	Includes 10,000 shares owned by spouse and 100,000 shares held in trusts by spouse.
(5)	Includes 23,022 shares owned by spouse.

Non-Employee Director/Nominee	Shares Owned
M.J. Boskin	54,300
P. Brabeck-Letmathe	10,500
L.R. Faulkner	15,500
J.S. Fishman	10,500
K.C. Frazier	13,000
W.W. George	36,000	(1)
M.C. Nelson	76,300	(2)
S.J. Palmisano	22,000
S.S Reinemund	30,275	(3)
E.E. Whitacre, Jr.	15,500

(1)	Includes 10,000 shares held as co-trustee of family foundation.
(2)	Includes 18,000 shares held as co-trustee of family trusts.
(3)	Includes 1,100 shares held in family trust of which spouse is a trustee, and 1,175 shares held by family foundation of which Mr. Reinemund is a director.

On February 28, 2011, ExxonMobil’s incumbent directors and executive officers (30 people) together owned 8,729,161 shares of ExxonMobil stock and 478,128 shares covered by exercisable options, representing about 0.19 percent of the outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the SEC and NYSE. We are not aware of any unfiled reports and are not aware of any late reports for 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” for 2010 with management of the Corporation. Based on that review and discussion, we recommended to the Board that the “Compensation Discussion and Analysis” be included in the Corporation’s proxy statement for the 2011 annual meeting of shareholders, and also incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010.

William W. George, Chair	Samuel J. Palmisano
Jay S. Fishman	Edward E. Whitacre, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A) and Executive Compensation Tables are organized as follows:

Overview

Providing energy to meet the world’s demands is a complex business. We meet this challenge by taking a long-term view rather than reacting to short-term business cycles. The compensation program of ExxonMobil aligns with and supports the long-term business strategies outlined below.

Business Environment

•	Long investment horizons;

•	Large capital investments;

•	Worldwide diverse resources and markets; and,

•	Commodity-based, cyclical product prices.

Key Business Strategies

•	Long-term growth in shareholder value;

•	Disciplined, selective, and long-term focus in making investments;

•	Operational excellence; and,

•	Industry-leading returns on capital and superior cash flow.

Compensation Program Strategies

To support the key business strategies outlined above and align with shareholder interests, the compensation program is designed to ensure that executives place a priority on:

•	Managing risk; and,

•	Taking a long-term view when managing the assets of the business and making investments.

The design of the compensation program helps reinforce these priorities and links the majority of compensation granted over multiple years to the performance of ExxonMobil stock and resulting shareholder value. This is achieved by using stock to pay a substantial portion of a senior executive’s annual compensation and restricting the sale of the stock for periods of time far greater than the restrictions required by most other companies across all industries. The objective is to grant more than half of annual compensation in the form of restricted stock, half of which must be held for 10 years or until retirement, whichever is later. The other half must be held for 5 years.

These long restriction periods hold senior executives accountable for many years into the future, and even into retirement, for investment and operating decisions made today. During these long holding periods, the stock is also at risk of forfeiture for resignation or detrimental activity.

The annual bonus and retirement benefits also align the interests of senior executives with the priority of long-term, sustainable growth in shareholder value. Specifically, 50 percent of the annual bonus payout is withheld by the Company until cumulative earnings per share reach a specified level, and the entire annual bonus is subject to recoupment. In addition, pension values are highly dependent on executives remaining with the Company for a career and performing at the highest levels. This career orientation is supported by a leadership development and succession planning program that ensures executives acquire the skills and experience necessary to lead and grow the Company through changing economic cycles and industry conditions.

The following practices further support long-term orientation, high performance standards, and sound corporate governance:

•	Executives are “at will” employees of the Company. They do not have employment contracts, a severance program, or any benefits or payments triggered by a change in control.

•

All U.S. executives (about 1200), including the CEO and other Named Executive Officers, participate in common programs (the same salary, incentive, and retirement programs). Within these programs, the compensation of executives is differentiated based on individual experience, level of responsibility, and performance assessment.

•

No tax assistance is provided by the Company on any elements of executive officer compensation or perquisites other than relocation. The relocation policy is a broad-based program that applies to all transferred U.S. professional and executive employees.

•

The Company does not reprice stock-based incentive awards. The utilization of restricted stock instead of stock options and the determination of annual grants on a share-denominated versus price basis help reinforce this practice.

•	Stock-based compensation is not included in pension calculations.

Management of Risk

The Company operates in an industry environment in which excellence in risk management is critical. For this reason, ExxonMobil places a high premium on effective risk management, including safety, security, health, environmental, and reputational risks. The long-term orientation and risk of forfeiture in the compensation program reinforce this priority.

ExxonMobil’s success in managing risk is achieved through emphasis on flawless execution of our Operations Integrity Management System (OIMS). The OIMS Framework establishes common worldwide expectations for addressing risks inherent in our business and takes priority over other business and financial objectives. Executives understand that their compensation will reflect how effectively they implement this Framework. The design of the compensation program, including the long-term orientation and risk of forfeiture of stock awards, ensures that senior executives have a strong financial incentive to protect the safety and security of our employees, the communities and environment in which we operate, and the value of the Company for shareholders. ExxonMobil has a track record of being among the best in industry in ensuring safety and operations integrity (our annual Corporate Citizenship Report available on our Web site provides more information on our safety and environmental performance).

ExxonMobil also has strong controls and compliance programs to manage other types of risks, including fraud, regulatory compliance, and litigation risks. These controls and compliance programs are reinforced by the same features of the compensation plan.

In view of these compensation programs and practices, there is no material adverse risk resulting from how we pay our executives; to the contrary, these programs and practices are designed to discourage inappropriate risk taking and achieve the goals of the business strategies as described herein.

Business Performance and Basis for Compensation Decisions

•	Compensation decisions are based on the results achieved in the following areas over multiple-year periods:

–	Safety, security, health, and environmental performance;

–	Risk management and business controls;

–	Total shareholder return;

–	Earnings;

–	Return on capital employed;

–	Cash returned to shareholders;

–	Operating performance of the Upstream, Downstream, and Chemical segments; and,

–	Effectiveness of actions that support the long-term, strategic direction of the Company.

•

The decision-making process with respect to compensation requires judgment, taking into account business and individual performance and responsibility. Quantitative targets or formulas are not used to assess individual performance or determine the amount of compensation. The Compensation Committee assesses the results described above against a broad range of goals and objectives and takes into consideration multiple external factors that influence these results.

Compensation Changes for Named Executive Officers in 2010

•

The annual bonus for the Chairman and CEO was increased 40 percent in 2010 compared to a 58-percent increase in corporate earnings. This compares to a 40-percent decrease in the bonus for the Chairman and CEO in 2009. The bonuses for the other Named Executive Officers were increased by amounts ranging from 43 to 52 percent versus 2009. These increases take into consideration corporate earnings, other business performance metrics, competitive positioning, and internal alignment of overall compensation levels.

•

2010 equity awards in the form of restricted stock were granted at the same level as in 2009, except for Messrs. Humphreys and Dolan, whose grants were increased to improve the internal alignment of their overall compensation levels. The grant date fair value of each restricted share for the 2010 grant was 9 percent lower versus 2009, corresponding to a lower grant date stock price.

•

The annual bonus awards, including the delayed portion, for the Named Executive Officers ranged from 12 to 17 percent of their total compensation in 2010. The annual grant of restricted stock ranged from 53 to 60 percent of their total compensation. Other elements of compensation including salary and pension accruals comprise the remainder of their total compensation.

Summary

The key elements of our compensation program and staffing objectives that support the business strategies are detailed on the following pages and summarized below:

•	Long-term career orientation with high individual performance standards (see below);

•	Base salary that rewards individual experience and performance (see page 30);

•	Annual bonus grants that are based on business performance, as well as individual experience and performance (see pages 30-31);

•	Payment of a large portion of executive compensation in the form of stock with long mandatory holding periods that extend beyond retirement (see pages 31-33); and,

•	Retirement benefits (pension and savings plans) that provide an incentive for executives to stay until retirement and financial security after employment (see pages 33-34).

Key Elements of the Compensation Program

Career Orientation

•	It is our objective to attract and retain for a career the best talent available. The compensation program is designed to encourage a career orientation among all employees and executives.

•

It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in the oil and gas business; senior executives must have experience with all phases of the business cycle to be effective leaders.

•

Career orientation among a dedicated and highly skilled workforce, combined with the highest performance standards, contributes to the Company’s leadership in the industry and serves the interests of shareholders in the long term.

•	The long Company service of executive officers reflects this strategy at all levels of the organization.

–	The Named Executive Officers have career service ranging from 30 to more than 39 years.

–	The other executive officers of the Corporation have on average more than 28 years of career service.

•	Consistent with our long-term career orientation, high-performing executives typically earn substantially higher levels of compensation in the final years of their careers than in the earlier years.

–	This pay practice reinforces the importance of a long-term focus in making decisions that are key to business success.

–	Because the compensation program emphasizes individual experience and long-term performance, executives holding similar positions may receive different levels of compensation.

Salary

•	Salaries provide executives with a base level of income.

•	The level of annual salary is based on the executive’s responsibility, performance assessment, and career experience.

•

Salary decisions directly affect the level of retirement benefits since salary is included in retirement-benefit formulas. The level of retirement benefits is, therefore, substantially performance-based like other elements of compensation.

Bonus

•

The 2010 annual bonus pool was $192 million (distributed to more than 1000 executives) versus $139 million in 2009, an increase of 38 percent. This compares to an increase in corporate earnings of 58 percent. This reflects the combined value at grant of cash and Earnings Bonus Units.

•	The annual bonus program is highly variable depending on annual financial and operating results.

•	The size of the annual bonus pool is based on the annual earnings of the Company and other business performance factors as described under “Business Results Considered” on page 36.

•	In setting the size of the annual bonus pool and individual executive awards, the Compensation Committee:

–	Secures input from the Chairman on the performance of the Company and from the Compensation Committee’s external consultant regarding compensation trends across industries.

–	Uses judgment to determine the overall size of the annual bonus pool, taking into consideration the cyclical nature and long-term orientation of the business.

•

To recognize the cyclical nature of the commodities business in which we operate and the long-term orientation of our business model, the annual bonus pool and individual grants are managed to recognize only a portion of the change in annual earnings performance both on the upside and downside. For example, when earnings increase, the full percentage change in earnings is not reflected in the bonus pool. In 2010, the annual bonus pool was increased by 38 percent compared to a 58-percent increase in corporate earnings. The size of the individual awards within the bonus pool is differentiated among participants based on individual performance assessments, experience, and level of responsibility.

•	The annual bonus program incorporates unique elements to further reinforce retention and recognize performance. Awards under this program are generally delivered as:

•

Earnings Bonus Units are cash awards that are tied to future cumulative earnings per share. Earnings Bonus Units pay out when a specified level of cumulative earnings per share is achieved or within three years at a reduced level.

–	For bonus awards granted in 2010, the trigger or cumulative earnings per share required for payout of the delayed portion is $5.75 per unit, which is the same as 2009.

–

If cumulative earnings per share do not reach $5.75 within three years, the delayed portion of the bonus would be reduced to an amount equal to the number of units times the actual cumulative earnings per share over the period.

–

The intent of the earnings per share trigger is to tie the timing of the bonus payment to the rate of the Corporation’s future earnings and not to decrease the amount of the payment, although it is at risk of forfeiture as described below. Thus, the trigger of $5.75 is intentionally set at a level that is expected to be achieved within the three-year period.

–	Prior to payment, the delayed portion of a bonus may be forfeited if the executive leaves the Company before the standard retirement age, or engages in activity that is detrimental to the Company.

–

Cash and Earnings Bonus Unit payments are subject to recoupment in the event of material negative restatement of the Corporation’s reported financial or operating results. Even though a restatement is unlikely given ExxonMobil’s high ethical standards and strict compliance with accounting and other regulations applicable to public companies, a recoupment policy was approved by the Board of Directors to reinforce the well-understood philosophy that incentive awards are at risk of forfeiture and that how we achieve results is as important as the actual results.

Stock

•	Stock-based compensation accounts for a substantial portion of annual total compensation to align the personal financial interests of executives with the long-term interests of shareholders.

•

It is the objective to grant 50 to 70 percent of a senior executive’s annual total compensation in the form of restricted stock as measured by grant date fair market value, as described beginning on page 38.

•

The Compensation Committee makes grant decisions on a share-denominated basis rather than a price basis. The Committee does not support a practice of offsetting the loss or gain of prior restricted stock grants by the value of current year grants. This practice would minimize the risk/reward profile of stock-based awards and undermine the long-term view that executives are expected to adopt.

•

The Corporation also compares the total value of restricted stock grants against the combined value of all forms of long-term awards by comparator companies through an annual benchmarking process, and makes adjustments as necessary (see pages 35-36).

Restriction Periods

•	The restriction periods for ExxonMobil’s stock grants to the most senior executives are among the longest of public companies.

–	50 percent of each grant is restricted for five years; and,

–	The balance is restricted for 10 years or until retirement, whichever is later.

•	For the most senior executives, more than half of the total amount of restricted stock may not be sold or transferred until after the executive retires.

•	The restricted period for stock awards is not subject to acceleration, except in the case of death.

Rationale

•

Given the long-term orientation of our business, granting equity in the form of restricted stock with long vesting provisions keeps executives focused on the fundamental premise that decisions made currently affect the performance of the Corporation and its stock many years into the future.

•

The long restricted stock vesting periods support a long-term risk/reward profile that aligns with underlying business fundamentals and discourages inappropriate risk taking. These long vesting periods hold executives accountable for many years into the future, even into retirement, for investment and operating decisions that are made today.

•

The long restriction periods reinforce the Company’s focus on growing shareholder value over the long term by subjecting a large percentage of executive compensation and net worth in shareholdings to the long-term return on ExxonMobil stock realized by shareholders.

•	Restricted stock removes employee discretion on the sale of Company-granted stock holdings and reinforces the retention objectives of the compensation program.

Forfeiture Risk and Hedging Policy

•	Restricted stock is subject to forfeiture if an executive:

–

Leaves the Company before standard retirement time (defined as age 65 for U.S. employees). In the event of early retirement prior to the age of 65 (i.e., age 55 to 64), the Compensation Committee must approve the retention of awards by an executive officer.

–	Engages in activity that is detrimental to the Company, even if such activity occurs or is discovered after retirement.

•	Company policy prohibits all employees, including executives, from entering into put or call options on ExxonMobil common stock or futures contracts on oil or gas.

Share Utilization

•

The Compensation Committee establishes a ceiling each year for annual stock awards. The overall number of shares granted in the restricted stock program in 2010 represents dilution of 0.25 percent, which is well below the average of the other large U.S.-based companies benchmarked for compensation and incentive program purposes based on historical grant patterns.

•	The Company has a long-established practice of purchasing shares in the marketplace to eliminate the dilutive effect of stock-based incentive awards.

Prior Stock Programs

•

All stock-based awards granted since 2003 are granted under the Corporation’s 2003 Incentive Program. All stock-based awards (including stock options and restricted stock) granted prior to 2003 that remain outstanding were granted under the Corporation’s 1993 Incentive Program. No further grants can be made under the 1993 Incentive Program.

•	Prior to 2002, ExxonMobil granted Career Shares to the Company’s most senior executives.

–

Career Shares vest the year following an executive’s retirement and are subject to forfeiture on substantially the same terms as current grants of restricted stock. The long vesting period further aligns the personal financial interests of executives with the long-term interests of shareholders, and helps ExxonMobil retain senior executives for the duration of their careers.

–	The Corporation ceased granting Career Shares in 2002 when the Corporation began granting restricted stock to the broader executive population in lieu of stock options.

–

Restricted stock and long mandatory holding periods achieve the same objectives as Career Shares, and, therefore, it is unnecessary to grant both Career Shares and the current form of restricted stock.

–	Career Shares could be granted again in the future under the Corporation’s 2003 Incentive Program, but there are no current plans to make such grants.

•

Before the merger with Exxon, Mobil Corporation granted retention awards under the former Mobil Corporation Management Retention Plan. Retention awards are stock units that settle in cash in a single lump sum payment as soon as practicable after retirement (taking into account the required six-month delay in payment required under the American Jobs Creation Act of 2004). Messrs. Cramer and Pryor have outstanding retention awards.

Stock Ownership

•

The table below shows stock ownership as a multiple of salary and the percentage of shares that are still subject to restrictions for the Named Executive Officers as of year-end 2010. The average for all other current U.S. dollar-paid executive officers is also provided. Valuation for this purpose is based on the Company’s year-end stock price. These levels of stock ownership ensure executive officers have a significant stake in the sustainable long-term success of the Corporation.

Name	Dollar Value of Stock Ownership as a Multiple of Salary	Percent of Shares Restricted
R.W. Tillerson	53	82%
D.D. Humphreys	49	83%
M.J. Dolan	36	86%
H.R. Cramer	77	57%
S.D. Pryor	77	55%
All Other U.S. Dollar-Paid Executive Officers (average)	29	74%

Retirement

Common Programs

•

Senior executives participate in the same tax-qualified pension and savings plans as most other U.S. employees. Senior executives also participate in the same nonqualified defined benefit and defined contribution plans as other U.S. executives.

•

A key principle on which the pension and savings programs are based is commonality of design for all employees, except where the American Jobs Creation Act of 2004 requires delayed timing of nonqualified plan distributions for higher-level executives. The same principle of commonality applies to the Company health care benefits (see page 52).

Pension Plans

•

Pension plans provide a strong incentive for employees to stay until retirement age, consistent with the long-term nature of the Company’s business and our objective of promoting long-term career employment.

•

Because pension benefits use final average pay applied to all years of service, the increase in pension values is greatest late in an employee’s career when compensation tends to be highest. This enhances the retention feature of the plans with respect to high performers whose compensation increases as their job responsibilities expand.

•	The value of the pension plans is combined with other key elements of compensation — salary, bonus and long-term stock awards — to achieve total compensation that is competitive with other companies of similar scope and complexity. Pay for the purpose of pension calculations includes base salary and bonus but does not include stock-based compensation.

•

The tax-qualified and nonqualified pension plans, described in more detail beginning on page 49, provide an annual benefit of 1.6 percent of final average pay per year of service, with an offset for Social Security benefits.

•	Bonus includes the amounts that are paid at grant and the amounts delayed by the Company, as described beginning on page 30.

•

The portion of annual bonus subject to delayed payment is expected to pay out (subject to forfeiture provisions), and, therefore, is properly included for pension purposes as being earned in the year of grant rather than the year of payment, as described on page 50.

•	Pension benefits are paid upon retirement as follows:

–	Qualified pension plan benefits are payable, at the election of the employee, in a lump sum or in one of various forms of annuity payments.

–	Nonqualified pension plan benefits are paid in the form of an equivalent lump sum six months after retirement.

Qualified Savings Plan

•

The qualified savings plan described on page 44 permits employees to make pre- or post-tax contributions and receive a Company-matching contribution of 7 percent of eligible salary, subject to Internal Revenue Code (“Code”) limits on the amount of pay taken into account and the total amount of contributions.

•	To receive the Company-matching contribution, employees must contribute a minimum of 6 percent of salary.

•	Qualified benefits are payable in a single lump sum or in partial withdrawals at any time after retirement.

•	The Code generally requires distributions to commence after the employee has attained age 70-1/2.

Nonqualified Savings Plan

•

The nonqualified savings plan described on pages 44 and 52 does not permit employee contributions, but provides 7 percent of eligible pay to restore matching contributions that could not be made to the qualified plan due to Code limits.

•	The nonqualified savings plan balance is paid in a single lump sum six months after retirement.

Compensation Committee Decisions

The Committee sets the compensation for the Named Executive Officers and certain other senior executives. The following describes the basis on which the Committee made decisions in 2010.

Analytical Tools

Tally Sheets

•

A tally sheet is a matrix used by the Compensation Committee that shows the individual elements of compensation and benefits, including retirement, for each Named Executive Officer. The total of all compensation and benefit plan elements is included to reflect the full employment costs for each Named Executive Officer.

•	Tally sheets were used for the following principal purposes:

–	To understand how decisions on each individual element of compensation affect total compensation for each senior executive;

–	To gauge total compensation for each senior executive against publicly available data for similar positions at comparator companies; and,

–	To confirm that stock-based compensation represents a substantial portion of each senior executive’s total compensation.

Pension Modeling

•	A pension modeling tool was used to determine how current compensation decisions would affect pension values of the CEO upon retirement.

Benchmarking

•	Compensation is benchmarked annually. The primary benchmark for the Named Executive Officers is a select group of large companies across industries.

•	Comparator Companies

–	The following criteria are used to select comparator companies:

•	U.S. companies;

•	International operations;

•	Large scope and complexity;

•	Capital intensive; and,

•	Proven sustainability/permanence.

–

The 12 companies benchmarked are listed below and are the same companies as noted in the 2010 Proxy Statement. These companies align closely with ExxonMobil’s current business circumstances and the above selection criteria.

AT&T Boeing Chevron	ConocoPhillips General Electric Hewlett-Packard	IBM Johnson & Johnson Pfizer	Procter & Gamble United Technologies Verizon

–

In the United States, only Chevron and ConocoPhillips have the size, complexity, and geographic scope in the oil and gas business to provide reasonable comparisons. Other smaller oil companies in the United States do not have the international scale or functional integration to make comparisons meaningful for our senior executives.

•	Principles

–

Consistent with the Compensation Committee’s practice of using well-informed judgment rather than formulas to determine executive compensation, the Committee does not target any particular percentile among comparator companies at which to align compensation.

–

When the Committee cross-checks compensation levels against comparator companies, the focus is on a broader and more flexible orientation, generally a range around the median of comparator company compensation, which provides the ability to:

•	Better respond to changing business conditions;

•	Manage salaries based on a career orientation;

•	Minimize the potential for automatic ratcheting-up of compensation that could occur with an inflexible and narrow target among benchmarked companies; and,

•	Differentiate compensation based on experience and performance levels among executives.

–	These benchmarking principles apply to salaries and the annual incentive program that includes bonus awards and stock grants.

–

For the purpose of its analysis, the Compensation Committee does not adjust for differences in the types or nature of businesses among the comparator companies. Consideration is given, however, to the differences in size, scope, and complexity between ExxonMobil and the comparator companies. This is one of several judgmental factors the Committee considers and is not based on a formula.

–	The Compensation Committee uses an independent consultant to assist in this analysis as discussed in the Corporate Governance section on page 12.

Performance Measurements

Decisions made by the Compensation Committee in 2010 were based on the Company’s operating and financial performance, as well as individual performance, experience, and level of responsibility as described below.

Business Results Considered

The operating and financial performance measurements listed below and the Company’s continued maintenance of sound business controls and a strong corporate governance environment formed the basis for the salary and incentive award decisions made by the Committee in 2010. The Committee considered the results in the aggregate and over multiple years, in recognition of the long-term nature of our business.

•	Earnings of $30.5 billion in 2010, increased by 58 percent versus 2009. Five-year annual average of $35 billion.

•	Total shareholder return was 10.1 percent in 2010 versus the S&P 500 of 15.1 percent. Ten-year annual average of 7.7 percent, versus the S&P 500 of 1.4 percent.

•

Distributed $19.7 billion to shareholders as dividends and share purchases in 2010, for a cash distribution yield of 6.1 percent. $233 billion in dividends plus share purchases since the beginning of 2000. Dividend payments per share increased for the 28th consecutive year.

•	Strong results in the areas of safety, security, health, and environment. Best-ever lost-time incident rate for combined employee and contractor workforce and leading the industry.

•	Industry-leading return on average capital employed of 21.7 percent, with a five-year average of 27.2 percent.

•	Completed merger with XTO Energy Inc., advancing the following strategic objectives:

–	Acquired material resource position in U.S. unconventional gas;

–	Retained qualified and skilled operating organization; and,

–	Commenced integration of ExxonMobil and XTO best practices and technologies.

•	Completed three major Upstream start-up projects in 2010.

Performance Assessment Process

•	The above business results form the context in which the Committee assesses the individual performance of each senior executive, taking into account experience and level of responsibility.

•

During the annual executive development review with the Board of Directors in October of each year, the CEO reviews the performance of the Management Committee and all officers in achieving results in line with the long-term business strategies (see page 27).

•	The same long-term business strategies and results are key elements in the assessment of the CEO’s performance by the Compensation Committee.

•

The performance of all officers is also assessed by the Board of Directors throughout the year during specific business reviews and Board committee meetings that provide reports on strategy development; operating and financial results; safety, security, health, and environmental results; business controls; and, other areas pertinent to the general performance of the Company.

•

The Committee does not use quantitative targets or formulas to assess executive performance or determine compensation. The Compensation Committee does not assign weights to the factors considered. Formula-based performance assessments and compensation typically require emphasis on two or three business metrics. For the Company to be an industry leader and effectively manage the technical complexity and global scope of ExxonMobil, the most senior executives must advance multiple strategies and objectives in parallel, versus emphasizing one or two at the expense of others that require equal attention.

•

An executive’s performance must be high in all key performance areas for the executive to receive an overall superior evaluation. Outstanding performance in one area will not cancel out poor performance in another. For example:

–

A problem in safety, security, health, or environmental performance in a business unit for which the executive is responsible could result in an executive’s incentive award being reduced even though the executive’s performance against financial and other criteria was superior.

–

A violation of the Company’s code of business conduct could result in elimination of an executive’s incentive award for the year, as well as termination of employment and/or cancelation of all previously granted awards that have not yet vested or been paid.

•

The Management Committee and all other executive officers are expected to perform at the highest level or they are replaced. If it is determined that another executive is ready and would make a stronger contribution than one of the current executive officers, a succession plan is implemented.

•

The fact that executives do not have employment contracts, severance agreements, or change-in-control arrangements eliminates any real or perceived “safety net” with respect to job security. This increases the risk and consequences to the individual of performance that does not meet the highest standards.

Individual Experience and Responsibility

Experience and assigned responsibilities are factors in assessing the contribution of individual executives. The current responsibilities, tenure in the current job, and recent past experience of each Named Executive Officer are described below. Refer to page 42 for information on the leadership structure of the Company.

•	Management Committee

–	Mr. Tillerson was a Senior Vice President before becoming President and a member of the Board in 2004, and Chairman of the Board and CEO in 2006.

–	Mr. Humphreys was Vice President and Controller, and then Vice President and Treasurer before becoming Senior Vice President and Treasurer in 2006.

–	Mr. Dolan was President of ExxonMobil Chemical Company before becoming Senior Vice President in 2008.

•	Other Named Executive Officers

–	Mr. Cramer has been President of ExxonMobil Fuels Marketing Company since 1999.

–	Mr. Pryor was President of ExxonMobil Refining & Supply Company since 2004 before becoming President of ExxonMobil Chemical Company in 2008.

As discussed on page 29, the career service for Named Executive Officers ranges from 30 to more than 39 years.

Pay Awarded to Named Executive Officers

•

Within the context of the compensation program structure and performance assessment processes described above, the Compensation Committee aligned the value of 2010 incentive awards and 2011 salary adjustments with the:

–	Performance of the Company, including the business results outlined on page 36;

–	Individual performance;

–	Long-term strategic plan of the business; and,

–	Annual compensation of comparator companies.

•

The Committee’s decisions reflect judgment taking all factors into consideration, rather than application of formulas or targets. The Committee approved the individual elements of compensation and the total compensation as shown in the tables beginning on page 42.

•

In exercising its judgment to determine the specific amount of bonus and stock awards granted to each Named Executive Officer, the Committee considered all of the performance factors discussed under “Performance Measurements” on page 36.

CEO

•

The higher level of compensation for Mr. Tillerson, CEO, versus the other Named Executive Officers reflects his greater level of responsibility, including the ultimate responsibility for the performance of the Corporation and oversight of the other senior executives.

Other Named Executive Officers

•

The higher level of compensation for Mr. Humphreys, versus the other Named Executive Officers, reflects his level of responsibility as Senior Vice President and Treasurer and tenure as a member of the Management Committee. Mr. Humphreys reports to the CEO.

•

The compensation for the other Named Executive Officers is lower than that of the CEO and Mr. Humphreys based on combined salary, bonus, and the annual stock grant (calculated using the fair market value on date of grant). This occurs because Mr. Dolan has shorter tenure as Senior Vice President and Messrs. Cramer and Pryor report to designated members of the Management Committee (CEO and Senior Vice Presidents).

Compensation Allocation

•

To achieve alignment with the interests of shareholders, it is the objective that 50 to 70 percent of annual total compensation be in the form of stock with long holding periods as described beginning on page 31. For the CEO, stock represents 72 percent of total compensation when the pension accrual is excluded from total compensation and 53 percent when it is included.

•

To further tie compensation to the performance of the business, the objective is to have 10 to 20 percent of annual total compensation in the form of variable annual bonus awards, which are described beginning on page 30.

•	Salary represents less than 10 percent of annual total compensation, with pension accruals and other forms of compensation comprising the remainder.

•

Whether an executive’s total compensation is near, substantially below, or substantially above the comparator group median is a qualitative factor the Compensation Committee considers along with experience, level of responsibility, and performance (see page 36).

•	The allocation of compensation in 2010 for the CEO and the average for the other Named Executive Officers is illustrated in the chart below.

Salary

•

The changes in salary for the Named Executive Officers from the prior year, as shown in the “Summary Compensation Table,” primarily reflect alignment with the market for the base salary program for all U.S. executives, taking into account increased individual experience and level of responsibility.

Bonus

•

Annual bonuses (consisting of cash plus the full value of Earnings Bonus Units awards) for the Named Executive Officers were increased about 40 percent compared to 2009, except for Messrs. Humphreys and Dolan whose awards increased about 50 percent.

•

While the Committee considered all the factors referenced in this CD&A in determining specific bonus awards, the 58-percent increase in Company earnings in 2010 was the primary factor resulting in the increase of award amounts from 2009.

•

The relative difference in the bonuses for Messrs. Humphreys and Dolan compared to the other Named Executive Officers reflects their transition to higher classification levels, which takes into consideration the competitive orientation and internal alignment of their overall compensation levels. This is consistent with the long-term, career orientation of the compensation program and performance standards.

Restricted Stock

•	The number of shares granted as restricted stock in 2010 to each Named Executive Officer was the same as their 2009 grant except for Messrs. Humphreys and Dolan, whose grant levels were increased.

•

While the Committee considered all the factors referenced in this CD&A in determining stock awards, the increase in the number of shares granted to Messrs. Humphreys and Dolan from 2009 primarily reflects their transition to higher classification levels and internal alignment as previously noted.

•	The grant date fair value of each restricted share was 9 percent lower in 2010, in line with the lower stock price on the 2010 grant date compared to 2009.

Other Compensation

•

This category comprises the change in pension value and all other compensation as shown in the “Summary Compensation Table.” The lower lump sum interest rate for 2010 (3.75 percent) versus 2009 (4 percent) is a factor contributing to the higher pension accruals shown in the “Summary Compensation Table.” These values reflect estimates. The actual value of the pension will be determined at the time each individual retires from the Company.

Award Timing

•

The Compensation Committee grants incentive awards to the Company’s senior executives at their regular November meeting, which is held either the day of or the day before the regularly scheduled November Board of Directors meeting.

–	The Board of Directors meeting is scheduled over a year in advance and is held on the last Wednesday of the month (or on Tuesday if the last Wednesday immediately precedes Thanksgiving).

–	This firm timing of award grants is reinforced through a decision-making process in which the Corporation does not grant awards by written consent.

•

A committee comprising ExxonMobil’s Chairman and Senior Vice Presidents grants incentive awards to other eligible managerial, professional, and technical employees, within the parameters of the bonus and equity award ceilings approved by the Compensation Committee. The schedule of the November meeting of the Compensation Committee as described above determines when this committee meets to approve the annual incentive grants for employees under its purview. In addition to the normal incentive grant schedule, this committee also granted stock awards in June 2010 at the time of the ExxonMobil and XTO Energy Inc. merger to XTO employees for the purpose of retention.

•	The Company has not granted stock options since 2001.

•	Stock options previously granted by ExxonMobil that remain outstanding (not including options assumed in the XTO acquisition) were granted on the same annual schedule described above.

•	The exercise price for each stock option grant was the average of the high and low sale prices reported on the NYSE on the date of the grant meeting.

Tax Matters

•

U.S. income tax law limits the amount ExxonMobil can deduct for compensation paid to the CEO and the other three most highly paid executives other than the Principal Financial Officer (PFO). Performance-based compensation that meets Internal Revenue Code requirements is not subject to this limit.

–

The short term awards and restricted stock grants described above are intended to meet these requirements so that ExxonMobil can deduct the related expenses. Under the material terms of performance goals previously approved by shareholders, the Corporation must achieve positive net income (earnings) in order to make any incentive awards to the covered executives. If positive earnings are achieved, individual awards to these executives are subject to a maximum cap of 0.2 percent of earnings in the case of short term awards, and 0.5 percent of earnings in the case of long term awards. Restricted stock awards to the covered executives for purposes of Section 162(m) of the Internal Revenue Code are made only under the “performance stock” provisions of the 2003 Incentive Program, which include the shareholder-approved goal and cap. The Compensation Committee has no authority to amend or change the shareholder-approved goals.

•	These terms have been established to meet tax regulations and do not represent the actual operational goals we expect our senior executives to achieve. Actual award levels are determined based on a subjective consideration of all the factors previously discussed in this report and are less than the shareholder-approved terms would permit.

–

Salaries for senior executives may be set at levels that exceed the U.S. income tax law limitation on deductibility. The primary drivers for determining the amount and form of executive compensation are the retention and motivation of superior executive talent rather than the Internal Revenue Code.

•	In 2005, the Compensation Committee eliminated the ability of executives to defer payment of incentive awards. No element of compensation for executives can be deferred prior to retirement.

•	Tax assistance is not provided by the Company for either the short term or long term incentive awards discussed above.

•

The Company has designed all nonqualified pension and other benefits in a manner intended to avoid tax penalties that potentially could be imposed on the recipients of such amounts by Section 409A of the Code. This is achieved by setting the form and timing of distributions to eliminate executive and Company discretion.

•	The above discussion of tax consequences is based on the Company’s interpretation of current tax laws.

•

As discussed in the “Litigation” section on page 18, a purported shareholder complaint was filed alleging, among other things, that certain incentive compensation awarded to the Named Executive Officers is not tax deductible by the Company. The lawsuit has been dismissed.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
R.W. Tillerson Chairman and CEO	2010 2009 2008	2,207,000 2,057,000 1,870,000	3,360,000 2,400,000 4,000,000	15,465,375 16,963,875 17,604,000	0 0 0	0 0 0	7,476,262 5,466,517 8,290,253	443,921 280,925 446,826	28,952,558 27,168,317 32,211,079
D.D. Humphreys PFO; Senior Vice President	2010 2009 2008	1,085,000 1,010,000 910,000	2,144,000 1,418,000 2,364,000	7,904,525 8,022,028 8,324,736	0 0 0	0 0 0	2,305,873 1,296,163 4,599,191	124,445 124,403 108,989	13,563,843 11,870,594 16,306,916
M.J. Dolan Senior Vice President	2010 2009	920,000 845,000	1,592,000 1,046,997	5,773,740 5,805,415	0 0	0 0	3,173,100 1,902,652	98,597 94,733	11,557,437 9,694,797
H.R. Cramer Vice President; President, ExxonMobil Fuels Marketing Company	2010 2009 2008	911,250 882,500 843,333	1,500,000 1,046,997 1,744,598	5,292,595 5,805,415 6,024,480	0 0 0	0 0 0	1,377,443 2,537,500 3,215,127	102,957 90,219 87,522	9,184,245 10,362,631 11,915,060
S.D. Pryor Vice President; President, ExxonMobil Chemical Company	2010 2009 2008	955,000 940,000 905,000	1,500,000 1,046,997 1,744,598	5,292,595 5,805,415 6,024,480	0 0 0	0 0 0	952,086 2,644,266 3,571,656	106,927 119,858 311,614	8,806,608 10,556,536 12,557,348

Leadership Structure

•

The disclosure regulations result in a roster of Named Executive Officers different from the most senior management team leading the Company, which is referred to as the Management Committee. The Management Committee comprises the following:

–	Chairman and CEO: R.W. Tillerson

–	Senior Vice Presidents who report directly to the CEO:

•	D.D. Humphreys;

•	M.W. Albers;

•	M.J. Dolan; and,

•	A.P. Swiger.

•

All members of the Management Committee are shown as Named Executive Officers except for Messrs. Albers and Swiger. Consistent with our career orientation, which is supported by a career-based compensation strategy, their individual compensation levels do not currently place them among the Named Executive Officers.

•	Although each member of the Management Committee is responsible for specific business activities, together they share responsibility for the performance of the Company.

Employment Arrangements

ExxonMobil’s Compensation Committee believes senior executives should be “at will” employees of the Corporation. Accordingly, the CEO and other executive officers, including the other officers named in these tables, do not have employment contracts, severance agreements, or change-in-control arrangements with the Company.

Salary

•

Effective January 1, 2011, the annual salary of the Named Executive Officers increased as follows: Mr. Tillerson’s to $2,387,000, Mr. Humphreys’ to $1,170,000, and Mr. Pryor’s to $972,000. Effective April 1, 2011, the annual salary for Mr. Dolan increased to $1,010,000.

•

The 2010 and 2011 salary increases reflect adjustments to the competitive position of the base salary program for U.S. executives, taking into account individual experience and level of responsibility.

•	Salary (together with other compensation related to fringe benefits or perquisites) is not deductible by the Corporation to the extent that it exceeds $1 million for any Named Executive Officer.

Bonus

•	As described in more detail in the CD&A, the 2010 bonus shown was paid half in cash at the time of grant. The Company delays payment of the balance until cumulative earnings reach $5.75 per share.

•	Delayed bonus amounts do not earn interest.

•	The bonus and the stock awards described below are intended to meet the requirements of Section 162(m) of the Internal Revenue Code. See “Tax Matters” on page 40.

Stock Awards

•

In accordance with disclosure regulations, the valuation of “Stock Awards” in this table represents the grant date fair value, which is equal to the number of shares awarded times the grant price, which is deemed to be the average of the high and low sale prices on the NYSE on the grant date ($68.74 on November 23, 2010; $75.40 on November 24, 2009; and $78.24 on November 25, 2008).

•	See the narrative accompanying the “Grants of Plan-Based Awards” table for information regarding the terms of restricted stock.

•	Dividends on stock awards are not shown in the table because those amounts are reflected in the grant date fair value.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts shown in this column in the “Summary Compensation Table” represent the change in pension value. Earnings on nonqualified deferred compensation are not required to be included since as of January 1, 2008, interest is limited to 120 percent of the long-term Applicable Federal Rate.

Pension Value

•

The change in pension value shown in the table for 2010 is the increase between year-end 2009 and year-end 2010 in the present value of each executive’s pension benefits under the plans described in more detail in the text following the “Pension Benefits” table on page 49.

•

For each year end, the data reflect an annuity beginning at age 60 (or current age if over 60) equal to 1.6 percent of the participant’s covered compensation multiplied by years of service at year end. These values are converted to lump sums using the plan’s applicable factors and then discounted. For employees under age 60, this discount is calculated to present values based on the time difference between the individual’s age at year-end 2010 and age 60 (and at year-end 2009 and age 60) using the interest rates for financial reporting of pension obligations as of each year end. The difference between the two year-end amounts represents the annual increase in the value of the pension shown in the “Summary Compensation Table.”

•

The lump sum interest rate applied for an employee who worked through the end of 2009 was 4 percent. The lump sum interest rate applied for an employee who worked through the end of 2010 was 3.75 percent.

•	The discount rate for determining the present value of benefits was 6 percent as of year-end 2009 and 5.5 percent as of year-end 2010.

•	The reductions in the lump sum interest rate and the discount rate are contributing factors in the increase in the present value of age 60 benefits shown.

All Other Compensation

The following table breaks down the amounts included in the “All Other Compensation” column of the “Summary Compensation Table” in 2010.

Name	Life Insurance ($)	Savings Plan ($)	Personal Security ($)	Personal Use of Company			Financial Planning ($)	Total ($)
				Aircraft ($)	Properties ($)	Car ($)
R.W. Tillerson	45,294	154,490	204,378	29,409	900	0	9,450	443,921
D.D. Humphreys	34,175	75,950	3,860	0	971	39	9,450	124,445
M.J. Dolan	18,886	64,400	5,119	0	681	61	9,450	98,597
H.R. Cramer	28,829	63,787	876	0	0	15	9,450	102,957
S.D. Pryor	30,215	66,850	533	0	0	929	8,400	106,927

Life Insurance

•	The Company offers senior executives term life insurance or a Company-paid death benefit.

•	Coverage under either option equals 4 times base salary until age 65, and a declining multiple thereafter until age 75, at which point the multiple remains at 2.5 times salary.

•	For executives with life insurance coverage, the premium cost in any year depends on overall financial and mortality experience under the group policy.

•	For executives electing the death benefit, there is no cash cost until the executive dies, as benefits are paid directly by the Company.

•

The amount shown is based on Internal Revenue Service tables used to value the term cost of such coverage. This valuation is applied since the actual life insurance premium is a single payment for a large group of executives that does not represent the cost of insuring one specific individual, and because one of the Named Executive Officers has elected the death benefit, the long-term cost of which is comparable to the insurance.

•

The Company eliminated the executive term life insurance and Company-paid death benefit for all newly eligible executives as of October 1, 2007, and retained it for all current participants, including the Named Executive Officers.

Savings Plan

•

The amount shown is the value of Company-matching contributions under ExxonMobil’s tax-qualified defined contribution (401(k)) plan and Company credits under the related nonqualified supplemental plan. The Company credit was previously 6 percent of salary and was increased to 7 percent effective January 1, 2008, which is consistent with the matching contribution for all employees participating in the savings plan.

•

The nonqualified supplemental plan provides all affected employees with the 7-percent Company credit to which they would otherwise be entitled as a matching contribution under the qualified plan but for limitations under the Internal Revenue Code. All affected employees participate in the nonqualified supplemental plan on the same basis.

•	The value of the credits to the nonqualified supplemental plan is also disclosed in the “Nonqualified Deferred Compensation” table on page 51.

Personal Security

•	The Company provides security for its employees as appropriate based on an assessment of risk. The assessment includes consideration of the employee’s position and work location.

•

The Company does not consider any such security costs to be personal benefits since these costs arise from the nature of the employee’s employment by the Company; however, the disclosure regulations require certain security costs to be reported as personal benefits.

•

The amounts shown in the table include the following types of security-related costs: security systems at executive residences; security services and personnel (at residences and/or during personal travel); car and personal security driver; and Company mobile phones. Costs of security relating to travel for business purposes are not included.

•

Cars provided for security reasons and used primarily for commuting are valued based on the annualized cost of the car plus maintenance and fuel. Reported costs for rental cars utilized due to security concerns during personal travel are the actual incremental costs.

•

For security personnel employed by the Company, the cost is the actual incremental cost of expenses incurred by the security personnel. Total salary, wages, and benefits for security personnel are not allocated because the Company already incurs these costs for business purposes.

•	For security contractors, the cost is the actual incremental cost of such contractors associated with the executive’s personal time.

•

For Mr. Tillerson, the amount shown includes $28,634 for car and $167,708 for residential security. The remainder is for mobile phones and other communications equipment for conducting business in a secure manner, and the cost of security relating to personal travel.

Aircraft

•

Incremental cost for personal use of the aircraft is based on direct operating costs (fuel, airport fees, incremental pilot costs, etc.) and does not include capital costs of the aircraft since the Company already incurs these capital costs for business purposes.

•	For security reasons, the Board requires the Chairman and CEO to use Company aircraft for both business and personal travel.

•

The Committee considers these costs to be necessary, security-related business expenses rather than perquisites, but per the disclosure regulations, we report the incremental cost of aircraft usage for personal travel.

Properties

•

The Company owns or leases various venues for the purpose of business entertainment, including boxes and season tickets to sporting events and recreation and conference retreat properties. When these venues are not otherwise in use for business entertainment, the tickets and properties may be available for use by Company executives and other personnel.

•	The table shows the incremental cost incurred for any personal use of these venues by the Named Executive Officers.

•

Cost for this purpose is based solely on incremental operating costs (catering, transportation, incremental employee or contractor costs, etc.) and does not include annual or capital costs of these venues since the Company already incurs these costs for business purposes.

Car

•	Incremental cost for personal use of company car by executives other than Mr. Tillerson (whose car-related expenses are included under “Personal Security”) is based on an assumed cost in 2010 of $0.50 per mile. Driver personnel costs are not allocated because the Company already incurs these costs for business purposes.

Financial Planning

•	The Company provides financial planning services to senior executives, which includes tax preparation. This benefit is valued based on the actual charge for the services.

Grants of Plan-Based Awards for 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thresh -old ($)	Tar- get ($)	Maxi- mum ($)	Thresh -old (#)	Tar- get (#)	Maxi- mum (#)
R.W. Tillerson	11/23/2010	0	0	0	0	0	0	225,000	0	0	15,465,375
D.D. Humphreys	11/23/2010	0	0	0	0	0	0	115,000	0	0	7,904,525
M.J. Dolan	11/23/2010	0	0	0	0	0	0	84,000	0	0	5,773,740
H.R. Cramer	11/23/2010	0	0	0	0	0	0	77,000	0	0	5,292,595
S.D. Pryor	11/23/2010	0	0	0	0	0	0	77,000	0	0	5,292,595

The awards granted in 2010 are in the form of restricted stock.

Restrictions and Forfeiture Risk

•

These grants are restricted: (1) for half the shares, until five years after the grant date; and, (2) for the balance, until 10 years after the grant date or retirement, whichever occurs later. These restricted periods are not subject to acceleration, except upon death, and thus, shares may remain subject to restriction for many years after an executive’s retirement.

•

During the restricted period, the executive receives the same cash dividends as a holder of regular common stock and may vote the shares; however, the executive may not sell or transfer the shares, or use them as collateral.

•

The shares also remain subject to forfeiture during the restricted period in case of an unapproved early termination of employment or in case the executive is found to have engaged in activity that is detrimental to the Company. Detrimental activity may include conduct that violates the Company’s Ethics or Conflicts of Interest policies.

Grant Date

•	The grant date is the same as the date on which the Compensation Committee of the Board met to approve the awards, as described beginning on page 40.

•

Grant date fair value is equal to the number of shares awarded times the grant price, which is deemed to be the average of the high and low sale prices on the NYSE on the grant date (November 23, 2010; $68.74).

Outstanding Equity Awards at Fiscal Year-End for 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R.W. Tillerson	197,307	0	0	37.12	11/27/2011	1,311,000	95,860,320	0	0
D.D. Humphreys	67,307	0	0	37.12	11/27/2011	606,150	44,321,688	0	0
M.J. Dolan	59,998	0	0	37.12	11/27/2011	393,750	28,791,000	0	0
H.R. Cramer	75,000	0	0	37.12	11/27/2011	579,188	42,350,227	0	0
S.D. Pryor	180,000	0	0	37.12	11/27/2011	568,141	41,542,470	0	0

Option Awards

•

The option awards shown are exercisable and outstanding as of year end. The actual gain on an option exercise, if any, will depend on the market price of ExxonMobil stock at the time of exercise. ExxonMobil has not granted stock options since 2001.

Stock Awards (Restricted Stock/Units)

•	See the narrative accompanying the “Grants of Plan-Based Awards” table for more information regarding the terms of restricted stock.

•

For Messrs. Cramer and Pryor, the table above also includes the retention awards granted by Mobil Corporation before the merger with Exxon. Retention awards are stock units settled in cash after retirement. During employment, dividend equivalents are credited and reinvested in additional units up to the total dollar amount of the retention award. Both Messrs. Cramer and Pryor reached the dividend equivalent cap in 2007, and, therefore, have not received any further dividend equivalents on these awards since 2007.

•

The table below shows the dates on which the respective restricted periods for the restricted stock shown in the previous table expire, assuming the awards are not forfeited and the executive is living when the restrictions lapse.

	Date Restrictions Lapse and Number of Shares
Name	11/28/2011	11/28/2012	11/25/2013	11/24/2014	11/23/2015	10 Years or Retirement, Whichever Occurs Later	Retirement*
R.W. Tillerson	92,500	92,500	112,500	112,500	112,500	770,500	18,000
D.D. Humphreys	40,000	45,400	53,200	53,200	57,500	336,850	20,000
M.J. Dolan	27,500	32,200	35,350	38,500	42,000	218,200	0
H.R. Cramer	38,500	38,500	38,500	38,500	38,500	332,200	54,488
S.D. Pryor	38,500	38,500	38,500	38,500	38,500	337,400	38,241

*	Restrictions lapse on Career Shares on the first day of the calendar year following retirement with the exception of the restricted stock units granted to Messrs. Cramer and Pryor by Mobil Corporation under the Management Retention Plan, which are converted to a cash value at retirement and then paid in a single lump sum (36,488 units for Mr. Cramer and 18,241 units for Mr. Pryor).

Option Exercises and Stock Vested for 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R.W. Tillerson	130,000	2,721,063	75,000	5,177,625
D.D. Humphreys	107,790	2,313,791	28,000	1,932,980
M.J. Dolan	0	0	33,400	2,307,069
H.R. Cramer	175,000	4,195,600	38,500	2,657,848
S.D. Pryor	170,000	2,831,363	38,500	2,657,848

Option Awards

•	The value realized on option awards represents the difference between the option exercise price and the market price of ExxonMobil stock on date of exercise.

•	The net number of shares acquired as a result of all exercises during 2010: 79,718 for Mr. Tillerson; 14,000 for Mr. Humphreys; 130,000 for Mr. Cramer; and, 145,000 for Mr. Pryor.

Stock Awards/Restriction Lapse in 2010

•

Restrictions lapsed on 50 percent of stock awards that were granted in 2005. Mr. Dolan also had restrictions lapse on 50 percent of stock awards that were granted in 2003 at which time he was not an executive officer; and, therefore, the grant was subject to a different vesting schedule than his current and more recent awards.

•	The number of shares acquired on vesting is the gross number of shares to which the award relates.

•	The value realized is the gross number of shares times the market price, which is the average of the high and low sale prices on the NYSE on the date that restrictions lapse.

•

The net number of shares acquired (gross number of shares less shares withheld for taxes): 47,662 for Mr. Tillerson; 17,794 for Mr. Humphreys; 21,224 for Mr. Dolan; 22,252 for Mr. Cramer; and, 24,466 for Mr. Pryor.

•	Refer to the “Stock” section beginning on page 31 for additional information on restricted stock awards.

Pension Benefits for 2010

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R.W. Tillerson	ExxonMobil Pension Plan	35.58	1,807,155	0
	ExxonMobil Supplemental Pension Plan	35.58	14,587,820	0
	ExxonMobil Additional Payments Plan	35.58	28,884,548	0
D.D. Humphreys	ExxonMobil Pension Plan	34.40	1,695,542	0
	ExxonMobil Supplemental Pension Plan	34.40	5,898,105	0
	ExxonMobil Additional Payments Plan	34.40	16,434,570	0
M.J. Dolan	ExxonMobil Pension Plan	30.42	1,431,304	0
	ExxonMobil Supplemental Pension Plan	30.42	3,806,862	0
	ExxonMobil Additional Payments Plan	30.42	9,606,089	0
H.R. Cramer	ExxonMobil Pension Plan	37.58	1,997,964	0
	ExxonMobil Supplemental Pension Plan	37.58	5,709,027	0
	ExxonMobil Additional Payments Plan	37.58	14,641,903	0
S.D. Pryor	ExxonMobil Pension Plan	39.17	2,068,818	0
	ExxonMobil Supplemental Pension Plan	39.17	6,405,172	0
	ExxonMobil Additional Payments Plan	39.17	15,140,618	0

Pension Plan

•

The tax-qualified pension plan provides a benefit calculated as an annual annuity beginning at age 65 (the Plan’s normal retirement age) equal to 1.6 percent of the participant’s final average salary multiplied by years of credited service, minus an offset for Social Security benefits.

–	Final average salary is the average of the highest 36 consecutive months in the 10 years of service prior to retirement.

–	Final average salary included and benefits paid are subject to the limits on compensation ($245,000 for 2010) and benefits prescribed under the Internal Revenue Code.

•	The benefit is available as a lump sum or in various annuity forms.

•	The defined benefit pension arrangements (qualified and nonqualified) help to attract and retain employees at all levels of the Corporation.

•	The defined benefit pension plan provides a strong incentive for employees to stay until retirement age.

•

The plan uses final average pay applied to all years of service, and thus, the increase in pension values is greatest late in career, when compensation tends to be highest. This retention feature is strong for high performers, whose compensation increases as their job responsibilities continue to expand throughout their career, making their level of retirement income performance-based.

Supplemental Pension Plan

•	The nonqualified Supplemental Pension Plan provides a benefit calculated as an annuity on salary above the Internal Revenue Code limit.

•	It is calculated as an annual annuity beginning at age 65 equal to 1.6 percent of the participant’s final average salary over the Internal Revenue Code limit multiplied by years of credited service.

•

To help meet the retention and performance objectives described for U.S. salaried employees, the Supplemental Pension Plan provides pension benefits to the extent annual salary exceeds the amount that can be considered in determining qualified pension benefits ($245,000 for 2010, adjusted each year based on inflation).

•

Without the Supplemental Pension Plan, the retention power of the overall pension plan would be greatly reduced for employees earning more than that amount, since the increase in their pension values in mid to late career would be based on relatively flat final average pay.

Additional Payments Plan

•

The nonqualified Additional Payments Plan provides a benefit calculated as an annual annuity beginning at age 65 equal to 1.6 percent of the participant’s average annual bonus multiplied by years of credited service.

–

The plan uses the average of the annual bonus for the three highest grants of the last five prior to retirement (including the portion of the annual bonus that is paid at time of grant and the portion that is paid on a delayed basis as described on page 34).

•

Benefits under the Additional Payments Plan are forfeited if an employee resigns prior to completion of 15 years of service and attainment of age 55. All of the Named Executive Officers have satisfied these conditions.

•

The objective of the Additional Payments Plan is to support retention and performance objectives in light of the Compensation Committee’s practice of putting higher percentages of annual cash compensation at risk at higher executive levels.

•

The Compensation Committee believes that even though a large percentage of annual cash compensation is discretionary and based on Corporate business performance, it should not be excluded from the pension calculation. Inclusion of discretionary bonuses in the pension formula strengthens the performance basis of such bonuses.

•	By limiting bonuses to those granted in the five years prior to retirement, there is a strong motivation for executives to continue to perform at a high level.

•

The Additional Payments Plan is designed to be a powerful retention tool, since benefits are forfeited if the employee resigns prior to completion of 15 years of service and attainment of age 55. The plan applies on the same terms to all U.S. salaried employees who receive a bonus.

Present Value Pension Calculations

•

The present value of accumulated benefits shown in the “Pension Benefits” table is determined by converting the annuity values earned as of year end to lump sum values payable at age 60 (or at the employee’s actual age, if older) using the mortality tables and interest rate (3.75 percent) that would apply to a participant who worked through the end of 2010, and retired in the first quarter of 2011.

•

The actual lump sum conversion factors that will apply when each executive retires may be different. For executives who were not yet age 60, the present value as of year-end 2010 of each executive’s age 60 lump sum is determined using a discount rate of 5.5 percent, the rate used for valuing pension obligations for purposes of the Corporation’s financial statements for 2010.

Effect of Early Termination or Death

•	All three pension plans require attainment of age 55 and completion of 15 years of service to be eligible for early retirement. All Named Executive Officers have satisfied this requirement.

•	The Named Executive Officers have not received any additional service credit. Actual service is reflected in the above table.

•	The early retirement benefit consists of an annuity that is undiscounted for retirement ages of 60 years or over, with a discount of 5 percent for each year under age 60.

•	In addition, the Social Security offset is waived for annuity payments scheduled to be paid prior to age 62.

•

Because early retirement benefits are subject to a smaller discount than a full actuarial equivalent discount, they can be more valuable than the present value of the executives’ earned normal retirement age benefits.

•	Messrs. Tillerson and Dolan were eligible for early retirement prior to age 60 under the plans as of year-end 2010.

•

The table below shows the lump sum early retirement benefits under the three plans for the Named Executive Officers who are under age 60 as of year-end 2010. The lump sum early retirement benefits for Messrs. Humphreys, Cramer, and Pryor as of year-end 2010 are the amounts shown in the “Pension Benefits” table.

Name	Plan Name	Lump Sum Early Retirement Benefit ($)
R.W. Tillerson	ExxonMobil Pension Plan	1,868,576
	ExxonMobil Supplemental Pension Plan	15,002,550
	ExxonMobil Additional Payments Plan	29,705,732
M.J. Dolan	ExxonMobil Pension Plan	1,528,543
	ExxonMobil Supplemental Pension Plan	4,018,255
	ExxonMobil Additional Payments Plan	10,139,508

•

Voluntary or involuntary termination would be treated the same as early retirement for pension benefit purposes. In the event of termination prior to early retirement eligibility, there is no benefit payable under the Additional Payments Plan, and other pension benefits are actuarially discounted.

•

In the event of death after early retirement eligibility, the retirement benefit is payable to the participant’s beneficiary. Prior to early retirement eligibility, if a participant has at least 15 years of service, the actuarially determined present value of the benefit accrued prior to death is payable to the participant’s beneficiary. Under the qualified Pension Plan, if a participant has less than 15 years of service, the survivor benefit, payable to the participant’s surviving spouse, is 50 percent of the actuarially discounted vested termination benefit payable under the qualified joint and survivor annuity option.

•	Change in control is not a triggering event under any ExxonMobil benefit plans, including the pension plans.

Nonqualified Deferred Compensation for 2010

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R.W. Tillerson	0	137,340	38,884	0	951,174
D.D. Humphreys	0	58,800	22,196	0	534,198
M.J. Dolan	0	47,250	17,183	0	415,954
H.R. Cramer	0	46,637	63,339	0	1,442,914
S.D. Pryor	0	49,700	52,819	0	1,210,548

•

The table above shows the value of the Company credits under ExxonMobil’s nonqualified supplemental savings plan. The Company credits for 2010 are also included in the “Summary Compensation Table” under the column labeled “All Other Compensation.”

•

The amounts in the “Summary Compensation Table” include both Company contributions to the tax-qualified plan and Company credits to the nonqualified plan, whereas the registrant contributions in the table above represent only the Company credits to the nonqualified plan.

•

The amount of Company contributions to the tax-qualified savings plan was limited to the Internal Revenue Code contribution and salary maximums. For this reason, $17,150 was the maximum Company match to the qualified savings plan in 2010.

•

The aggregate balance at the last fiscal year end shown above includes amounts reported as Company contributions in the “Summary Compensation Table” of the current statement and in prior-year proxy statements as follows: $717,430 for Mr. Tillerson; $229,100 for Mr. Humphreys; $89,250 for Mr. Dolan; $202,345 for Mr. Cramer; and, $145,600 for Mr. Pryor.

•

The nonqualified savings plan provides employees with the 7-percent Company-matching contribution to which they would otherwise be entitled under the qualified plan but for limitations on covered compensation and total contributions under the Internal Revenue Code.

–	All eligible employees participate in the nonqualified plan on the same basis.

–	The rate at which the nonqualified savings plan account bears interest during the term of a participant’s employment is 120 percent of the long-term Applicable Federal Rate.

•

The tax-qualified and nonqualified savings plans are designed to help attract and retain employees. The matching design is intended to encourage employees to contribute their own funds to the plan to receive the tax benefits available under the Internal Revenue Code. The supplemental savings plan serves similar purposes for salary or contributions in excess of the Internal Revenue Code limits referenced above.

Administrative Services for Retired Employee Directors

•	The Company provides certain administrative support to retired employee directors.

•

The support provided generally involves, but is not limited to, assistance with correspondence and travel arrangements relating to activities the retired directors are involved with that continue from their employment, such as board positions with non-profit organizations. Given the nature of the support provided, a retired director’s spouse may also benefit from the support provided.

•	The Company also allows retired employee directors to use otherwise vacant office space at the Company’s headquarters.

•	It is not possible to estimate the future cost that may be incurred by the Company for providing these services to Mr. Tillerson, who is currently the only employee director.

•	The aggregate incremental cost of providing these services for all currently covered persons is approximately $115,000 per year.

–

This amount represents the compensation and benefit cost for support personnel allocated based on their estimated time dedicated to providing this service, as well as other miscellaneous office support costs.

Health Care Benefits

•	ExxonMobil does not provide any special executive health care benefits.

•

Executives and their families are eligible to participate in the Company’s health care programs, including medical, dental, prescription drug, and vision care, on the same basis as all other U.S. salaried employees.

•	The terms and conditions of the programs for both current employees and retirees do not discriminate in scope, terms, or operation in favor of executive officers.

Unused Vacation

•	All U.S. salaried employees are entitled to payment of salary for any accumulated but unused vacation days at retirement or other termination of employment.

•	Payment for unused vacation is included in final payments of earned salary.

Termination and Change in Control

•

ExxonMobil executive officers are not entitled to any additional payments or benefits relating to termination of employment other than the retirement benefits previously described in the preceding compensation tables and narrative.

•	Executives are “at will” employees of the Company. They do not have employment contracts, a severance program, or any benefits or payments triggered by a change in control.

•

As discussed in greater detail above, unexercised stock options, unvested restricted stock, and any unpaid portion of an annual bonus are subject to forfeiture at the discretion of the Compensation Committee if an executive:

–	Engages in detrimental activity; or,

–	Terminates employment prior to standard retirement age (currently age 65 for U.S. executives), whether such termination is voluntary or involuntary.

•	The Board has a policy to recoup compensation in the event of a material negative restatement of the Corporation’s reported financial or operating results as described on page 31.

Payments in the Event of Death

The only event that results in acceleration of the normal payment or vesting schedule of any benefit is death. In that event, the vesting period of outstanding restricted stock awards would be accelerated. Also in the event of death, the executive’s estate or beneficiaries would be entitled to payment of the life insurance or death benefit as described on page 44. At year-end 2010, the amount of that life insurance benefit for each Named Executive Officer is as follows:

Name	Life Insurance Benefit ($)
R.W. Tillerson	8,828,000
D.D. Humphreys	4,340,000
M.J. Dolan	3,740,000
H.R. Cramer	3,640,000
S.D. Pryor	3,820,000

AUDIT COMMITTEE REPORT

The primary function of our Committee is oversight of the Corporation’s financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our Committee acts under a charter, which can be found on the ExxonMobil Web site at exxonmobil.com/governance. We review the adequacy of the charter at least annually. All of our members are independent, and the majority are audit committee financial experts under SEC rules. We held 11 meetings in 2010 at which, as discussed in more detail below, we had extensive reports and discussions with the independent auditors, internal auditors, and other members of management.

In performing our oversight function, we reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP (PwC), the independent auditors. Management and PwC indicated that the Corporation’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed significant accounting policies applied by the Corporation in its financial statements, as well as alternative treatments. We discussed with PwC matters covered by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees. In addition, we reviewed and discussed management’s report on internal control over financial reporting and the related audits performed by PwC, which confirmed the effectiveness of the Corporation’s internal control over financial reporting.

We also discussed with PwC its independence from the Corporation and management, including the communications PwC is required to provide us under applicable PCAOB rules. We considered the non-audit services provided by PwC to the Corporation, and concluded that the auditors’ independence has been maintained.

We discussed with the Corporation’s internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC at each meeting, both with and without management present. Discussions included the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

We discussed with the Corporation’s management, the Corporation’s comprehensive, long-standing risk management and compliance processes and reviewed several topics of interest.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role described below, we recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

We have also appointed PwC to audit the Corporation’s financial statements for 2011, subject to shareholder ratification of that appointment.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation and fair presentation of the Corporation’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing the Corporation’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent auditors are responsible for auditing the Corporation’s internal controls over financial reporting and for expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors perform their responsibilities in accordance with the standards of the PCAOB. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

Michael J. Boskin, Chair	Peter Brabeck-Letmathe
Larry R. Faulkner	Steven S Reinemund

ITEM 2 – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil’s financial statements for 2011. We are asking you to ratify that appointment.

Total Fees

The total fees for PwC professional services rendered to ExxonMobil for the year ended December 31, 2010, were $37.2 million, an increase of $3.7 million from 2009, mainly as a result of the XTO transaction. The Audit Committee reviewed and pre-approved all services in accordance with the service pre-approval policies and procedures, which can be found on the ExxonMobil Web site at exxonmobil.com/governance. The Audit Committee did not use the “de minimis” exception to pre-approval that is available under SEC rules. The following table summarizes the fees, which are described in more detail below.

	2010	2009
	(millions of dollars)
Audit Fees	29.3	26.2
Audit-Related Fees	4.8	5.4
Tax Fees	1.6	1.9
All Other Fees	1.5	–

Total	37.2	33.5

Audit Fees

The aggregate fees for PwC professional services rendered for the annual audits of ExxonMobil’s financial statements for the year ended December 31, 2010, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that year were $29.3 million (versus $26.2 million for 2009).

Audit-Related Fees

The aggregate fees for PwC Audit-Related services rendered to ExxonMobil for the year ended December 31, 2010, were $4.8 million (versus $5.4 million in 2009). These services were mainly related to asset dispositions, benefit plan audits, and attestation procedures related to cost certifications.

Tax Fees

The aggregate fees for PwC Tax services rendered to ExxonMobil for the year ended December 31, 2010, were $1.6 million (versus $1.9 million for 2009). These services are described below.

•	PwC assisted various ExxonMobil affiliates with the preparation of local tax filings and related tax services. These fees were $1.5 million for 2010 (versus $1.6 million in 2009).

•

PwC also assisted in preparing tax returns for individual ExxonMobil expatriate employees. These fees were $0.1 million for 2010 (versus $0.3 million for 2009). The transition of tax return preparation assistance to another service provider has essentially been completed.

All Other Fees

The aggregate fees for PwC services rendered to ExxonMobil, other than the services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” for the year ended December 31, 2010, were $1.5 million (versus zero in 2009).

PwC has been ExxonMobil’s independent auditing firm for many years, and we believe they are well-qualified for the job. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if he desires.

The Audit Committee recommends you vote FOR this proposal.

ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the meeting, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, shareholders will be asked to vote on an advisory resolution to approve the compensation of the Named Executive Officers (NEOs) as disclosed under SEC rules. The NEOs are the officers identified in the “Summary Compensation Table.” The resolution is non-binding.

The compensation program for the Company’s NEOs, as described in the “Compensation Discussion and Analysis” (CD&A) section of this proxy statement, is developed and approved by the Compensation Committee of the Board, which is comprised exclusively of non-employee directors. The primary goal of the compensation program is to align the interests of Company executives with those of shareholders to achieve long-term, sustainable growth in shareholder value. The Chairman and CEO of the Company does not participate in decisions regarding his own compensation nor does he provide any input.

Alignment with Shareholder Interests

To support the key business strategies of the Company and align with shareholder interests, the compensation program is designed to ensure that executives place a priority on:

•	Managing risk; and,

•	Taking a long-term view when managing the assets of the business and making investments.

The design of the compensation program helps reinforce these priorities by paying a substantial portion of an NEO’s annual compensation in the form of restricted stock, and restricting the sale of the stock for periods of time far greater than the restrictions required by most other companies across all industries.

•	Half of the stock grant may not be sold for 10 years or until retirement, whichever is later. The other half is restricted from sale for 5 years.

•	During these long holding periods, the stock is at risk of forfeiture for resignation or detrimental activity.

In this way, the majority of compensation granted over multiple years and the shareholding net worth of senior executives is linked to the performance of ExxonMobil stock and resulting shareholder value.

The annual bonus and retirement benefits also align the interests of senior executives with the priority of long-term, sustainable growth in shareholder value. Specifically, 50 percent of the annual bonus payout is delayed based on earnings performance, as described in the CD&A, and the entire annual bonus is subject to recoupment. In addition, pension values are highly dependent on executives remaining with the Company for a career and performing at the highest levels.

The compensation program for senior executives excludes pay practices that the Board believes are contrary to a long-term career orientation and high performance standards:

•	No employment contracts (i.e., executives may be terminated for poor performance);

•	No payments or benefits triggered by a change in control (e.g., a merger);

•	No severance programs;

•	No repricing of equity incentive awards; and,

•	No tax gross-ups (other than for relocation, which is a benefit available to all professional and managerial employees).

Risk Management

The Company operates in an industry environment in which excellence in risk management is critical. For this reason, ExxonMobil places a high premium on effective risk management, including safety, security, health, environmental, business controls, and reputational risks.

ExxonMobil’s success in managing risk is achieved through emphasis on flawless execution of our Operations Integrity Management System (OIMS). The OIMS Framework establishes common worldwide expectations for addressing risks inherent in our business and takes priority over other business and financial objectives. ExxonMobil executives understand that their compensation will reflect how effectively they implement this Framework. The design of the compensation program, including a long-term orientation and the risk of forfeiture of stock awards, ensures that senior executives have a strong financial incentive to protect the safety of our employees, the communities and environment in which we operate, and the value of the Company for shareholders. ExxonMobil has a track record of being among the best in industry in ensuring safety and operations integrity (our annual Corporate Citizenship Report available on our Web site provides more information on our safety and environmental performance).

ExxonMobil also has strong controls and compliance programs to manage other types of risks, including fraud, regulatory compliance, and litigation risks. These programs include strong financial and systems controls; regulatory compliance training; and, rigorous enforcement of our Standards of Business Conduct policies that address business ethics and conflicts of interest. These programs are critical given the high exposure and complexity of conducting a global business. ExxonMobil’s approach to these programs is embedded in its culture – it is the way employees work; it is the way their performance is evaluated every day; and, it is supported by the design of the compensation program.

For the reasons summarized above and discussed in more detail in this proxy statement, the Board recommends an advisory vote FOR the following resolution:

RESOLVED, That shareholders approve the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables, and narrative discussion on pages 26 through 53 of this proxy statement.

ITEM 4 – FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the meeting, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, shareholders will be asked to cast an advisory vote as to whether future advisory votes on executive compensation similar to the preceding resolution should be held every one, two, or three years. The resolution is non-binding.

The design of the compensation program is stable year over year and supports the following core business strategies of ExxonMobil:

•	Long-term growth in shareholder value;

•	Risk management, operational excellence;

•	Disciplined, selective, and long-term focus in making investments; and,

•	Industry-leading returns on capital and superior cash flow.

In view of this, a triennial frequency is more consistent with the long-term orientation of our business and compensation strategies as outlined in the “Compensation Discussion and Analysis” section of this proxy. A triennial frequency also gives shareholders a longer period of time to evaluate the effectiveness of key compensation strategies and related business outcomes. Conversely, an annual vote could encourage short-term orientation and contradict the key fundamentals of our approach to managing the business and building long-term, sustainable growth in shareholder value.

Consistent with the Board’s commitment to excellence in governance and responsiveness to shareholders, the Board will, however, follow the frequency that receives the plurality of votes cast by shareholders on this non-binding resolution. Furthermore, if the plurality of votes cast by shareholders is for triennial frequency, the Board will commit to hold the next frequency vote in three years, rather than the statutory requirement to hold this vote at least every six years. This approach recognizes that the frequency vote is a new requirement and shareholders need an opportunity to evaluate and assess the stability and the effectiveness of the compensation program before committing to a six-year period between management-sponsored frequency votes. In this way, shareholders will be assured the opportunity to re-evaluate the frequency issue in coordination with the next advisory vote to approve executive compensation.

For the reasons discussed above, the Board recommends that future advisory votes on executive compensation be held every three years.

Shareholders may vote for any of the three choices provided on the form of proxy (1, 2, or 3 years) or abstain from voting. The vote on this item is not a vote for or against the Board’s recommendation.

SHAREHOLDER PROPOSALS

We expect Items 5 through 12 to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On oral or written request to the Secretary at the address listed under “Contact Information” on page 4, we will provide information about the sponsors’ shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors.

The Board recommends you vote AGAINST Items 5 through 12 for the reasons we give after each one.

ITEM 5 – INDEPENDENT CHAIRMAN

This proposal was submitted by a client of Ram Trust Services, 45 Exchange Street, Portland, ME 04101, as lead proponent of a filing group.

“RESOLVED: The shareholders request the Board of Directors of ExxonMobil to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. This policy should be phased in for the next CEO transition. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

Supporting Statement:

We believe:

•	The role of the CEO and management is to run the company.

•	The role of the Board of Directors is to provide independent oversight of management and the CEO.

•	There is a potential conflict of interest for a CEO to be her/his own overseer while managing the business.

Numerous institutional investors recommend separation. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourage separation, even with a lead director in place.

Board members have also demonstrated a preference for separation. According to a 2010 corporate governance survey of 400 board members by Sullivan & Cromwell LLP, approximately 70% of respondents believe the head of management should not concurrently be the head of the board.

In 2009, Yale University’s Millstein Center for Corporate Governance and Performance published a Policy Briefing paper ‘Chairing the Board,’ arguing the case for a separate, independent Board Chair.

The report was prepared in conjunction with the ‘Chairmen’s Forum’ composed of a group of Directors. ‘A separate CEO and Chairman should improve corporate performance and lead to more competitive compensation practices,’ said Gary Wilson, former Chair at Northwest Airlines, a Yahoo Director and a member of the Forum.

The report stated that chairing and overseeing the Board is a time intensive responsibility and that a separate Chair leaves the CEO free to manage the company and build effective business strategies.

An independent Chair also avoids conflicts of interest and improves oversight of risk. Any conflict in this role is reduced by clearly spelling out the different responsibilities of the Chair and CEO.

Many companies have separate and/or independent Chairs. By 2008, close to 39% of the S&P 500 companies had boards that were not chaired by their chief executive. An independent Chair is the prevailing practice in the United Kingdom and many international markets.

Shareholder resolutions urging separation of CEO and Chair averaged approximately 37% support in 2009 at 30 companies and 29% with 36 companies in 2010, an indication of strong investor support.

An independent Chair and vigorous Board can improve focus on important ethical and governance matters, strengthen accountability to shareowners and help forge long-term business strategies that best serve the interests of shareholders, consumers, employees and the company. Conversely a combined CEO Chair role potentially establishes an ‘imperial CEO’, lessening accountability.

To foster a simple transition, we are requesting that this policy be phased in and implemented when the next CEO is chosen.

We urge a vote FOR this resolution. A separate independent Chair can enhance investor confidence and strengthen the integrity of the Board.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes that the decision as to who should serve as Chairman and/or CEO is the proper responsibility of the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how best to organize the capabilities of the directors and senior managers to meet those needs.

The Board will carefully consider the pros and cons of separating or combining the Chairman and CEO positions whenever the issue arises. But, the Board must retain the flexibility to determine the particular governance structure the Board believes will best serve the long-term interests of shareholders at the time.

At the present time, the Board believes that independent Board leadership is effectively provided by the Presiding Director:

•	Elected annually with a minimum two-year term expected;

•	Authority to call and chair executive sessions of the non-employee directors and provide feedback to the Chairman;

•	Chair Board meetings in the absence of the Chairman; and,

•	Review in advance, in consultation with the Chairman, schedules, agendas, and materials for Board meetings.

ITEM 6 – REPORT ON POLITICAL CONTRIBUTIONS

This proposal was submitted by the Laborers National Pension Fund, 14140 Midway Road, Suite 105, Dallas, TX 75244.

“Resolved, that the shareholders of Exxon Mobil Corporation (‘Company’) hereby request that the Company provide a report, updated semi-annually, disclosing the amounts that the Company has paid or incurred in connection with influencing legislation; participating or intervening in any political campaign on behalf of (or in opposition to) any candidate for public office; and attempting to influence the general public, or segments thereof, with respect to elections, legislative matters or referenda.

The report should include (a) contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities and (b) the portions of any dues or other payments that are made to a tax-exempt organization for an expenditure or contribution that, if made directly by the Company, would not be deductible under section 162(e)(1) of the Internal Revenue Code. The report should identify each recipient, the amount paid to each, and the purpose of any contribution or expenditure.

Stockholder Supporting Statement

As long-term shareholders of ExxonMobil, we support transparency and accountability in corporate spending on lobbying and political activities. The expenditures upon which we seek a report are those that Congress has said to not warrant a deduction as an ordinary and necessary business expense, namely, lobbying, participation in the political system by supporting or opposing candidates for office, and trying to influence the general public or segment thereof as to elections, legislative matters or referenda. This includes payments to third parties, including trade associations and other tax-exempt groups, which payments are used for expenditures that would not be deductible if made by the company itself.

Disclosure is consistent with public policy and we believe, in the best interest of the company and its shareholders. The Supreme Court’s Citizens United decision recognized the importance of political spending disclosure when it said ‘[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.’

Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value. Moreover, publicly available data does not provide a complete picture of the Company’s lobbying or political expenditures. Thus the Company’s payments to trade associations for these purposes are undisclosed and unknown, as are any payments to tax-exempt groups that work to influence legislation and political campaigns, as well as public opinion that could affect legislation or elections.

The sums involved can be significant. A 2010 Bloomberg story reported that several health insurers donated $86.2 million to the U.S. Chamber of Commerce in 2009-10 for advertisements, polling and grassroots events to drum up opposition to health care reform legislation. A former Federal Election Commission chairman described this figure as ‘breathtaking’.

We believe that shareholders need improved disclosure in order to fully evaluate the use of corporate assets on these activities. Thus, we urge you to vote FOR this critical governance reform.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes that because the reporting of corporate political activity is already heavily regulated and the Company already reports political contributions and lobbying expenses, this proposal is unnecessary and would be redundant with information that already is available to the public. The Company discloses political contributions and lobbying expenses in multiple public forums, i.e., our Web site at exxonmobil.com/politicalcontributions, the Company’s Corporate Citizenship Report, and Web sites for federal and state regulatory agencies and the U.S. Congress.

Specifically, the Corporation’s policy and guidelines on political involvement activities are posted on our Web site. Annual totals for political contributions and lobbying expenses are also posted on the Web site and published annually in ExxonMobil’s Corporate Citizenship Report. An itemized listing of individual corporate political contributions, including those made to national political organizations (527s), is also posted on our Web site.

In addition, political contributions made from the Exxon Mobil Corporation Political Action Committee (EM PAC) are reported monthly to the Federal Election Commission, and are a matter of public record at fec.gov. EM PAC contributions to candidates are fully financed with voluntary employee and retiree shareholder contributions.

ExxonMobil tracks proposed legislation and engages with governments around the world to advocate our position on policies that impact our operations. We actively lobby the U.S. Congress and state legislatures on a number of important public policy issues such as access to resources, taxes, energy policy, trade, and climate policy. Pursuant to the Lobby Disclosure Act, ExxonMobil publicly reports its lobbying expenses on a quarterly basis (including the issues lobbied), which are accessible to the general public on the U.S. Senate’s Web site at senate.gov.

ITEM 7 – AMENDMENT OF EEO POLICY

This proposal was submitted by the New York State Common Retirement Fund, 633 Third Avenue – 31st Floor, New York, NY 10017.

“Whereas: ExxonMobil does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 89% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 95% of Fortune 100 companies, according to the Human Rights Campaign. Nearly 70% of the Fortune 100 and 43% of the Fortune 500 now prohibit discrimination based on gender identity or expression;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to an October, 2009 survey by Harris Interactive and Witeck-Combs, 44% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty-one states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May 2009, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that ExxonMobil amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. ExxonMobil will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil is committed to having a workplace that facilitates the maximum contribution from all of our employees. While there are many factors that are important to creating this type of environment, one of the most significant is having a workplace that is free from any form of harassment or discrimination.

The Board has reviewed in detail ExxonMobil’s existing global policies that prohibit all forms of discrimination, including those based on sexual orientation and gender identity, in any Company workplace, anywhere in the world. In fact, ExxonMobil’s policies go beyond the law and prohibit any form of discrimination. Based on these existing all-inclusive, zero-tolerance policies, the Board believes the proposal is unnecessary.

The Corporation’s Equal Employment Opportunity (EEO) and Harassment in the Workplace policies, which are included in the Standards of Business Conduct (Standards), constitute the foundational documents of our employment nondiscrimination policies. The EEO communication initiatives, training programs, and investigating and stewardship processes explicitly state that any form of discrimination or harassment in the workplace based on sexual orientation will not be tolerated, and more broadly, that no form of discrimination or harassment in the workplace will be tolerated. It is these elements, as a totality, that constitute ExxonMobil’s policies.

As stated in the EEO portion of the Standards, the Corporation administers its personnel policies, programs, and practices in a nondiscriminatory manner in all aspects of the employment relationship, including recruitment, hiring, work assignment, promotion, transfer, termination, wage and salary administration, and selection for training. ExxonMobil is a meritocracy, with programs and policies designed to employ the best people, recognize and reward superior job performance, and to create an environment in which employees can maximize their contributions and reach their full potential. A discrimination-free environment is essential to meet these objectives.

Where we operate in countries in which the national laws require specific language regarding nondiscrimination based on sexual orientation or gender identity be included in policies, we have amended our policies as appropriate.

A written statement by our Chairman regarding ExxonMobil’s commitment to nondiscrimination, including that based on sexual orientation, is widely accessible to all employees on the Company intranet, and we provide training programs for new employees and refresher courses for existing employees. The harassment training material included in our Working Together booklet includes examples and references specifically based on sexual orientation. As a part of our ongoing policy compliance stewardship, ExxonMobil also has annual reporting and compliance procedures, which include a letter to all senior managers emphasizing their responsibilities regarding maintaining work environments free from harassment and discrimination.

ITEM 8 – POLICY ON WATER

This proposal was submitted by NorthStar Asset Management, 43 St. John Street, Jamaica Plain, MA 02130.

“Policy on the human right to water

WHEREAS, water is a key resource used in production of our Company’s product, and therefore water quality and quantity is vital for ExxonMobil’s success;

Through oilfield injection, oil extraction uses nearly 60 million gallons of water annually in the Canadian province of Alberta alone. This water is not returned to the local community and is ultimately unusable for other purposes;

The EPA reports that US oil refineries use 1 to 2 billion gallons of water daily (up to 730 billion gallons annually) to produce fuel (USDOE, 2006);

Over-consuming and depleting community groundwater risks violating the human right to water that the UN Committee on Economic, Social and Cultural Rights defines as all people’s right to safe, sufficient, acceptable, physically accessible and affordable water for personal and domestic use;

Whereas, ExxonMobil is a transnational corporation, and in 2003 the UN Commission on Human Rights issued a report on the scope of the human rights obligations which clearly states that ‘transnational corporations . . . are also obligated to respect generally recognized responsibilities and norms contained in United Nations treaties and other international instruments.’ On July 26th, 2010, the UN General Assembly, ratified by a vote of 122 for, zero against, and 41 abstentions, ‘declare[d] the right to safe and clean drinking water and sanitation as a human right that is essential for the full enjoyment of life and all human rights;’

We believe that it is the obligation of our Company to adhere to the UN’s declaration in General Comment 15 which describes that ‘the human right to water entitles everyone to sufficient, safe, acceptable, physically accessible and affordable water.’ The best way for us to ensure sustainable access to water resources is through a comprehensive company policy on the human right to water, using General Comment 15 as a sound model;

We believe that global corporations operating without strong human rights and environmental policies face serious risks to their reputation and share value if they are seen to be responsible for or complicit in human rights violations, specifically the violation or erosion of the human right to water;

Significant commercial advantages may accrue to our Company by adopting a comprehensive human right to water policy, including enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, consumer boycotts, divestment campaigns, and lawsuits;

RESOLVED, the shareholders request the Board of Directors to create a comprehensive policy articulating our company’s respect for and commitment to the human right to water.

SUPPORTING STATEMENT

Proponents believe the policy should elucidate ExxonMobil’s commitment to ensuring sustainable access to water resources, entitling everyone to sufficient, safe, acceptable, physically accessible and affordable water while operating our business in global communities.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil has a responsibility to surrounding communities and the environment for managing our freshwater use in a sustainable manner and to respect human rights. We have sound policies and processes in place, as a part of our Standards of Business Conduct, which address the water and human rights issues. Therefore, the Board believes a specific policy on water and human rights is unnecessary.

ExxonMobil is committed to operating in a way that protects the environment and takes into account the economic and social needs of the communities where we operate. Our Environmental Policy commits us to continuous efforts to improve environmental performance, and requires our facilities to be designed, operated, and managed with the goal of preventing incidents and reducing adverse impacts to the environment and society, including impacts to society of our freshwater use.

ExxonMobil assesses its current and planned activities to identify where freshwater may become a scarce resource, to understand better our freshwater use patterns, and to assess opportunities to reduce our use. We seek opportunities to reduce freshwater consumption, especially in areas of freshwater scarcity.

For example, our Singapore chemical plant expansion includes innovative wastewater treatment technology that increases re-use, thereby reducing water use by about 2 million cubic meters per year compared to conventional technology. Also, Imperial Oil’s (an ExxonMobil affiliate) Cold Lake operation recycles about 95 percent of the water produced during oil recovery operations, resulting in a significant reduction in freshwater consumption.

Environmental Business Planning drives technological and operational innovations, as well as strategic community investments to enhance freshwater use efficiency and reduce freshwater quality deterioration. For example, ExxonMobil’s drilling and exploration operations in the South Sulu Sea joined forces with the Alternative Center for Organizational Reforms and Development (ACORD) to build a pumping station and a new water distribution network to supply potable water to 13,000 residents, about half of the island’s total population.

ITEM 9 – REPORT ON CANADIAN OIL SANDS

This proposal was submitted by Green Century Capital Management, 114 State Street, Suite 200, Boston, MA 02109, as lead proponent of a filing group.

“WHEREAS:

ExxonMobil has significant investments in the Canadian oil sands.

ExxonMobil owns 69.6% of Imperial Oil, one of Canada’s largest oil companies. Imperial is 100% owner of the Cold Lake oil sands project and also owns 25% of Syncrude. ExxonMobil and Imperial jointly own and operate 100% of the Kearl oil sands project.

According to ExxonMobil’s 2009 10-K, the oil sands represent approximately 11% of proved reserves, demonstrating our company’s dependence on Canada’s oil sands for long term growth.

There are significant environmental, social and economic challenges associated with the oil sands.

The resource-intensive and environmentally damaging nature of oil sands development may introduce regulatory, operational, liability and reputational risks to oil sands companies.

The persistence of tailing ponds, which can leak toxic pollutants into groundwater, may present risks along with significant reclamation costs not currently carried on our balance sheet.

Lawsuits filed by Aboriginal peoples against the Canadian government challenge oil sands and pipeline projects even after approval. 1500 project components related to ExxonMobil are included in the Beaver Lake Cree case, one of the most high-profile cases which could potentially shut down oil sands operations.

Mining the oil sands’ tar-like bitumen is expensive, with multi-decade payback horizons. Volatile oil prices and changing demand can impact the viability of these projects. Between oil’s price drop in July 2008 and June 2009, 85% of deferred or cancelled non-OPEC production capacity was located in the oil sands. According to Ernst & Young’s 2009 Business Risk Report: Oil and Gas, ‘[c]ompanies that invest in long term oil projects with a high marginal cost of production, such as... oil sands, are likely to be the most vulnerable.’

Nexen, another company in the oil sands, dedicates over three pages of its 2009 10-K to risks associated specifically with its oil sands projects, including risks related to ‘Aboriginal claims’ and ‘Public perception of oil sands development.’

Shareholders believe ExxonMobil has not adequately reported on how possible risks associated with oil sands projects may impact our company’s long term financial performance, given our company’s significant investments in this area.

RESOLVED:

Shareholders request that the Board prepare a report discussing possible long term risks to the company’s finances and operations posed by the environmental, social and economic challenges associated with the oil sands. The report should be prepared at reasonable cost, omit proprietary and legal strategy information, address risks other than those associated with or attributable to climate change, and be available to investors by August 2011.

SUPPORTING STATEMENT:

The Board shall determine the scope of the report. Proponents believe risk information of interest to shareholders could include, among other things, assessing the impact of worst-case along with reasonably likely scenarios regarding:

•	Environmentally-related restrictions that might hinder or penalize operations, including those associated with water, land and tailings;

•	Potential effects of Aboriginal lawsuits against the Canadian government;

•	Vulnerabilities to market forces that might lead to oil sands project cancellations.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Corporation communicates on our financial, environmental, and social performance, and the risk factors associated with our business through a number of publications, including the Outlook for Energy, Annual Report, Financial and Operating Review, Annual Report on Form 10-K, and Corporate Citizenship Report. In addition, ExxonMobil and Imperial Oil jointly have developed a new publication, “Canada’s Oil Sands: Responsible Development, Innovation, and Opportunity,” which is available on both Companies’ Web sites. The Board believes these communications provide shareholders with sound and thorough information on the Corporation and its activities, and, therefore, the additional report requested by this proposal would be duplicative to information already available.

Oil sands are an increasingly important energy resource. ExxonMobil’s Outlook for Energy anticipates 2030 energy demand to be 35 percent higher than 2005 demand, and estimates that oil and gas will account for about 60 percent of the total demand in 2030. Our interests in Syncrude, Cold Lake, and Kearl make up 11 percent of ExxonMobil’s net proved reserves, reflecting our role as a developer of oil sands.

The oil and gas industry is a long-term, capital-intensive business, and ExxonMobil has strong policies and management systems in place to assess, plan, and address the environmental, social, and economic challenges of oil and gas development.

Our Environmental Policy commits us to continuous efforts to improve environmental performance; and requires our facilities to be designed, operated, and managed with the goal of preventing incidents and reducing adverse impacts, including potential impacts associated with oil sands development. Imperial Oil engages Aboriginal communities in open and honest consultation regarding our plans, community concerns, and mitigation approaches.

Since the early days of oil sands development, ExxonMobil has been a leader in the development of technologies that improve efficiency and minimize environmental impacts. Cold Lake recycles over 95 percent of the produced water, significantly reducing freshwater requirements. The tailings management plan and containment system design for Kearl were recently approved by the regulator and include adjustments to accelerate tailings treatment. Emerging technologies have the potential to dramatically reduce greenhouse gas intensity, land footprint, water use, and the need for large tailings ponds.

ITEM 10 – REPORT ON NATURAL GAS PRODUCTION

This proposal was submitted by The Park Foundation, 311 California St., Suite 510, San Francisco, CA 94104, as lead proponent of a filing group.

“Whereas:

ExxonMobil is the largest natural gas company in the country.

Onshore ‘unconventional’ natural gas production often requires hydraulic fracturing, which typically injects a mix of millions of gallons of water, thousands of gallons of chemicals, and particles deep underground to create fractures through which gas can flow for collection. According to the American

Petroleum Institute, ‘up to 80 percent of natural gas wells drilled in the next decade will require hydraulic fracturing.’

The potential impacts of those fracturing operations stem from activities above and below the earth’s surface – including actions that are necessarily part of the life cycle of fracturing and extraction, such as assuring the integrity of well construction, and moving, storing, and disposing of significant quantities of water and toxic chemicals.

High profile contamination incidents, especially in Pennsylvania, have fueled public controversy. Pennsylvania’s Times-Shamrock Newspapers report ‘many of the largest operators in the Marcellus Shale have been issued violations for spills that reached waterways, leaking pits that harmed drinking water, or failed pipes that drained into farmers’ fields, killing shrubs and trees.’

Pittsburgh banned natural gas drilling and public officials in Philadelphia and New York City have called for delays or bans on fracturing. The New York State Assembly approved a temporary moratorium on natural gas drilling and Pennsylvania, West Virginia, Colorado, and Wyoming all tightened or are considering tightening regulations and permitting requirements, though state regulations remain uneven. The federal Environmental Protection Agency is studying the potential adverse impact that hydraulic fracturing may have on water quality and public health.

A multi-sectoral assessment for investors, ‘Water Disclosure 2010 Global Report,’ noted the existence of reputational risks from water management for the oil and gas sector.

Proponents believe these potential environmental impacts and increasing regulatory scrutiny could pose threats to ExxonMobil’s license to operate and enhance vulnerability to litigation. Proponents believe our company is not providing sufficient information on key business risks associated with hydraulic fracturing operations. Proponents believe ExxonMobil should protect its long-term financial interests by taking measures beyond the existing, inconsistent regulatory requirements to reduce environmental hazards and associated business risks.

Therefore be it resolved:

Shareholders request that the Board of Directors prepare a report by October 2011, at reasonable cost and omitting confidential information such as proprietary or legally prejudicial data, summarizing: 1) Known and potential environmental impacts of ExxonMobil’s fracturing operations; and 2) Policy options for our company to adopt, above and beyond regulatory requirements and our company’s existing efforts, to reduce or eliminate hazards to air, water, and soil quality from fracturing operations.

Supporting Statement:

Proponents believe policies explored should include, for example, additional efforts to reduce toxicity of fracturing chemicals, recycle waste water, monitor water quality prior to drilling, cement bond logging, and other structural or procedural strategies to reduce environmental hazards and financial risks. ‘Potential’ includes occurrences that are reasonably foreseeable and worst case scenarios. ‘Impacts of fracturing operations’ encompass the life cycle of activities related to fracturing and associated gas extraction.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil is committed to operating in an environmentally responsible manner. Our Environmental Policy commits us to continuous efforts to improve environmental performance and requires our facilities to be designed, operated, and managed with the goal of preventing incidents and reducing adverse impacts, including impacts associated with the development of unconventional natural gas. The Board believes the Company has effectively communicated information on these issues, for example by our executives’ public statements and speeches posted on our Web site, and in the Corporate Citizenship Report; and, therefore, an additional report is not necessary.

Unconventional gas resources can be developed in a manner that protects human health and the environment. The hydraulic fracturing technique itself poses little risk to groundwater because it occurs thousands of feet below groundwater sources. Sound practices concerning well design and construction, water management, air emissions, and surface impacts exist and must be followed to minimize adverse environmental impacts and meet community expectations. ExxonMobil has had detailed guidelines in place since 1998 for the assessment and mitigation of potential environmental impacts. In the case of hydraulic fracturing, these assessments inform drilling plans, well design, and permit applications.

Hydraulic fracturing is highly regulated at the state level to effectively protect drinking water wells and groundwater aquifers. We believe state-level oversight of oil and gas operations, including hydraulic fracturing, is the most effective approach for protecting human health and the environment since it best accounts for local geology and other local factors.

We strive to understand, discuss, and appropriately address community concerns with our operations. A vital component of building community trust is transparency of operations, and we support the disclosure of the ingredients used in hydraulic fracturing fluids, including on a site-specific basis. We have worked with industry associations and state government entities to develop a Web-based, publicly accessible disclosure system.

Water use is an important element to unconventional gas development. We are demonstrating leadership in our operations through the reuse of produced water to reduce freshwater requirements. In Piceance, Colorado, we reduced freshwater use by 45 percent, and associated water truck traffic by 90 percent. Our XTO operations in the Marcellus region are deploying closed loop systems for drilling fluids, and installing treatment systems in some areas to enable us to recycle flowback and produced water.

ITEM 11 – REPORT ON ENERGY TECHNOLOGY

This proposal was submitted by the Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, as lead proponent of a filing group.

“WHEREAS, ExxonMobil has discussed an approach to ‘energy sustainability’ that balances economic growth, social development and environmental integrity ‘so that future generations are not compromised by actions taken today’ (2009 Corporate Citizenship Report). However, by its ongoing commitment to continued concentration on fossil fuel production, it shows its dependency on energy-sourcing that undermines the possibility of ever achieving this goal. The proponents of this resolution believe sustainability means, in effect, that we don’t take from the earth what we can’t return. They see energy sustainability as involving a kind of ‘Golden Rule’ wherein we do not use up the earth’s non-renewable resources in ways that will jeopardize its future. They believe the Company’s words about sustainability must be accompanied by concrete metrics and goals toward achieving it.

In its 2009 World Energy Outlook, the International Energy Agency warned about the ‘dangerous increase in global temperatures and sharply higher oil and gas bills for consuming nations’ if the world doesn’t change its present fossil fuel-based energy economy. It stated: ‘Continuing on today’s energy path . . . would mean rapidly increasing dependence on fossil fuels, with alarming consequences for climate change and energy security.’ It said ‘the world is now on track for a six-degree-Celsius increase in global temperatures by later in this century’ and that, in order to ensure that global temperatures be ‘around two degrees Celsius above pre-industrial levels . . . demand for fossil fuels would have to peak by 2020’ (WSJ 11.11.09).

Despite the IEA concern, ExxonMobil is committed to ‘continuing on today’s energy path.’ XOM’s Outlook for Energy: A View to 2030 mentions nothing about changing its energy mix so that ‘demand for fossil fuels’ will decline after 2020. Instead its future depends on increased demand for fossil fuels in ways that peer-reviewed scientists demonstrate will be simply unsustainable for people and our planet.

Another negative impact undermining the possibility that XOM’s present approach reflects sustainability involves societal health. Besides harming the environment, burning XOM’s fossil fuels contributes to health expenditures. According to the National Academy of Sciences, burning fossil fuels costs the United States about $120 billion a year in health expenses, mostly because of thousands of premature deaths from air pollution (NYT, 10.20.09).

Meanwhile, unlike XOM, many companies are finding a ‘fiduciary’ and ‘business case’ for developing clear metrics and goals vis-à-vis sustainability. They find it in their corporate interest to concretely pursue sustainability as a goal impacting all their operations and products, given rising populations making greater demand on traditional energy sources like fossil fuels.

RESOLVED: shareholders request ExxonMobil’s Board of Directors to establish a Committee of independent and Company experts in climate and technology to make recommendations and report to shareholders within six months of the annual meeting (barring competitive information and disseminated at a reasonable expense), on how ExxonMobil, within reasonable timeframes, can become the recognized industry leader in developing and making available the necessary technology and products to become an environmentally sustainable energy company at every level of its operation.”

The Board recommends you vote AGAINST this proposal for the following reasons:

As part of its normal business, ExxonMobil actively and routinely communicates regarding research and commercialization of energy technologies; consequently, the Board sees no need to publish a separate report.

ExxonMobil’s research and development seeks to extend energy supplies, reduce emissions, and improve efficiency of existing technologies. In addition, our research is laying the foundation and seeking breakthroughs for advanced technologies with far lower emissions and enhanced performance for the future.

These objectives squarely address the twin sustainability challenges of supplying energy affordably, especially to nearly two billion people without access to commercial energy today, as well as managing long-term climate risks.

ExxonMobil maintains industry-leading research and development capabilities including proprietary research, as well as financial support and collaborations with leading academic, business, and government laboratories. Technology applications and research include efforts to expand the resource base for clean-burning natural gas, investigations of algae for advanced renewable biofuels, utilization of carbon capture and storage to reduce emissions, and approaches to use energy more efficiently in operations and a variety of end uses.

Analyses by the International Energy Agency and others continue to find that shifts to technologies with lower emissions will require decades of research and massive investment to achieve significant global deployment. Meanwhile oil and gas will remain major sources of energy for decades and will be essential to meet growing demand, especially in developing nations.

ExxonMobil’s Web site, under the “energy & technology” tab, provides extensive discussion of the Company’s views and efforts on various technology options to enhance energy supplies, use energy more efficiently, and reduce emissions to manage risks of climate change. Additional information is also available in executive speeches and the Corporate Citizenship Report.

ITEM 12 – GREENHOUSE GAS EMISSIONS GOALS

This proposal was submitted by the Sisters of St. Dominic of Caldwell New Jersey, 40 South Fullerton Avenue, Montclair, NJ 07042, as lead proponent of a filing group.

“WHEREAS:

The U.S. Securities and Exchange Commission issued new interpretative guidance in February 2010 clarifying what publicly traded companies should disclose regarding ‘climate risk.’

The U.S. Environmental Protection Agency (EPA) issued an endangerment finding under the Clean Air Act in December 2009. It cites carbon dioxide and five other greenhouse gases (GHGs) as plausible threats to human health and welfare, clearing the way for regulations to reduce GHG emissions. This endangerment finding states that, ‘in both magnitude and probability, climate change is an enormous problem.’ ExxonMobil has acknowledged that ‘climate change poses risks to society and ecosystems that are serious enough to warrant action – by individuals, by businesses, and by governments.’ Yet year after year, the company fails to take serious action in producing quantifiable targets to reduce its production and operational GHG emissions.

Energy markets expert Daniel Yergin, Chairman of Cambridge Energy Research Associates, notes that ‘climate change and putting a price on carbon will change the dynamics of the energy marketplace.’

While the details of U.S. and international climate policy remain undecided, companies are strategically reducing emissions to ensure long-term fiscal security. Approximately 40% of global GHG emissions come from the production and use of oil and gas, meaning that any global effort to address climate change will require large reductions from our industry.

Shareholders’ repeated request for GHG reduction goals is consistent with ExxonMobil’s own Environmental Business Planning process, which is used ‘to identify key environmental drivers, set targets in key focus areas, and identify projects and actions to achieve these targets.’ ExxonMobil has set specific targets for environmental performance in recent years, such as operations and refinery energy efficiency (10% by 2012), VOCs (5% reductions per year), upstream flaring volumes (23% cuts from 2008 baseline), and NOx and SO2 (70% reduction by 2012 from 2000 baseline).

Our Company has made incremental investments in energy efficiency and flaring reductions, the low-hanging fruit. But the time has clearly come for ExxonMobil to articulate a cohesive strategy for deeper emissions reductions. Proponents believe our Board has never sufficiently responded to shareholders in their request for a clear strategy for dealing with climate risk and opportunity, including articulating goals for reducing GHG emissions from ExxonMobil’s products AND operations.

It is widely agreed that research has understated the enormity of the impact of GHG emissions. Investors expect ExxonMobil to take leadership in developing solutions to this global challenge as the company plays such a critical role in energy markets.

THEREFORE, BE IT RESOLVED: Shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas emissions from the Company’s products and operations; and that the Company report to shareholders by September 30, 2011, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board does not believe that setting absolute emissions goals is the most effective way to manage climate risks; rather, we feel it is essential to apply ExxonMobil’s technical and management capabilities to meet growing demand for energy efficiently and to pursue technical solutions to address greenhouse gas emissions.

Even after assuming significant improvements in energy efficiency and strong future global policy intervention, projections for global energy needs, for example from the International Energy Agency, indicate that demand for petroleum and natural gas will continue to increase for decades. Because it requires energy to produce and process oil and gas, meeting rising demand will lead to increases in emissions both from industrial operations and end use by customers.

Effective goals for greenhouse gas emissions would need to reflect the coincident impact of largely unforeseeable factors that influence year-to-year market demand, including macro-economic issues, weather, political tensions, and responses by national oil companies. Goals that depend on this many variables would be impractical for guiding business performance.

As ExxonMobil seeks to increase production of oil and gas to meet growing global demand and to maintain leadership in return to shareholders, the Company will continue taking steps to improve efficiency, reduce emissions, and contribute to effective solutions to manage climate risks. ExxonMobil’s scientists, engineers, and management continuously seek to improve efficiency and reduce emissions from operations. In addition, we are developing products and technologies that help our customers reduce emissions, and engaging in research on new technologies with lower greenhouse gas emissions.

ExxonMobil’s views and actions to address these challenges are described on our Web site at exxonmobil.com/climate.

The Company’s approach to greenhouse gas emissions reductions is workable, sustainable, and effective; it would not be enhanced by the publication of a goal as has been suggested in this proposal.

ADDITIONAL INFORMATION

Other Business

We are not currently aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

People with Disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the telephone number, address, or fax number listed under “Contact Information” on page 4.

Outstanding Shares

On February 28, 2011, there were 4,952,988,168 shares of common stock outstanding. Each common share has one vote.

How We Solicit Proxies

In addition to this mailing, ExxonMobil officers and employees may solicit proxies personally, electronically, by telephone, or with additional mailings. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $30,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder Proposals for Next Year

Any shareholder proposal for the annual meeting in 2012 must be sent to the Secretary at the address or fax number of ExxonMobil’s principal executive office listed under “Contact Information” on page 4. The deadline for receipt of a proposal to be considered for inclusion in the proxy statement is 5:00 p.m., Central Time, on December 15, 2011. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 28, 2012. On request, the Secretary will provide instructions for submitting proposals.

Duplicate Annual Reports

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing extra annual reports by marking the “discontinue annual report mailing for this account” box on the proxy card. If you vote via the Internet or by telephone, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

You may discontinue duplicate mailings by calling ExxonMobil Shareholder Services at the toll-free telephone number listed on page 4 at any time during the year. Beneficial holders should contact their banks, brokers, or other holders of record to discontinue duplicate mailings.

Shareholders with the Same Address

If you share an address with one or more ExxonMobil shareholders, you may elect to “household” your proxy mailing. This means you will receive only one set of proxy materials at that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings. We will promptly send separate proxy materials to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate proxy materials in the future, or to send a single copy in the future, if we are currently sending multiple copies to the same address.

Requests related to householding should be made by calling ExxonMobil Shareholder Services at the telephone number listed on page 4. Beneficial shareholders should request information about householding from their banks, brokers, or other holders of record.

SEC Form 10-K

Shareholders may obtain a copy of the Corporation’s Annual Report on Form 10-K to the Securities and Exchange Commission without charge by writing to the Secretary at the address listed under “Contact Information” on page 4, or by visiting ExxonMobil’s Web site at exxonmobil.com/financialpublications.

DIRECTIONS

ExxonMobil 2011 Annual Meeting

Wednesday, May 25, 2011

9:00 a.m., Central Time

Morton H. Meyerson Symphony Center

2301 Flora Street

Dallas, Texas 75201

•	Free parking is available at the Hall Arts Center Parking Garage (formerly the Arts District Garage). Traffic in the area may cause a delay; please allow extra time for parking.

•

From I-45/Hwy. 75 – Take I-35E exit (Woodall Rodgers Frwy.) to Pearl Street exit or St. Paul exit (follow frontage road east to Pearl Street), turn south and continue to Ross Avenue, turn left to the Hall Arts Center Parking Garage.

•	From I-35E – Take I-45/Hwy. 75 exit (Woodall Rodgers Frwy.) to Pearl Street exit, continue to Ross Avenue, turn left to the Hall Arts Center Parking Garage.

•	From DFW Airport – Take South exit to Hwy. 183 East (merges with I-35E), follow directions from I-35E (above).

•	From Love Field – Exit airport on Mockingbird Lane west to I-35E South, follow directions from I-35E (above).

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Vote by telephone at 1-800-652-VOTE (8683) Outside the U.S., Canada, and Puerto Rico, call 1-781-575-2300 through an operator and we will accept the charge for this call.

Please vote immediately. Your vote is important.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	VOTING ITEMS

The Directors recommend a vote FOR items 1 through 3.
1.	Election of Directors (page 18):

	☐	FOR all nominees

	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) below.

	01 – M.J. Boskin	☐	07 – M.C. Nelson	☐

	02 – P. Brabeck-Letmathe	☐	08 – S.J. Palmisano	☐

	03 – L.R. Faulkner	☐	09 – S.S Reinemund	☐

	04 – J.S. Fishman	☐	10 – R.W. Tillerson	☐

	05 – K.C. Frazier	☐	11 – E.E. Whitacre, Jr.	☐

	06 – W.W. George	☐

☐	WITHHOLD vote from all nominees

		For	Against	Abstain

2.	Ratification of Independent Auditors (page 55)	☐	☐	☐

3.	Advisory Vote on Executive Compensation (page 56)	☐	☐	☐

The Directors recommend a vote of 3 Yrs on item 4.
		3 Yrs	2 Yrs	1 Yr	Abstain	+

4.	Frequency of Advisory Vote on Executive Compensation (page 57)	☐	☐	☐	☐

The Directors recommend a vote AGAINST items 5 through 12.

		For	Against	Abstain

5.	Independent Chairman (page 58)	☐	☐	☐

6.	Report on Political Contributions (page 59)	☐	☐	☐

7.	Amendment of EEO Policy (page 61)	☐	☐	☐

8.	Policy on Water (page 62)	☐	☐	☐

9.	Report on Canadian Oil Sands (page 64)	☐	☐	☐

10.	Report on Natural Gas Production (page 65)	☐	☐	☐

11.	Report on Energy Technology (page 67)	☐	☐	☐

12.	Greenhouse Gas Emissions Goals (page 68)	☐	☐	☐

Please sign on the reverse side if voting by mail.

c/o Computershare Investor Services

P.O. Box 43105

Providence, RI 02940-5076

2011 Annual Meeting of Shareholders Admission Ticket
TIME:	Wednesday, May 25, 2011 9:00 a.m., Central Time
PLACE:	Morton H. Meyerson Symphony Center 2301 Flora Street Dallas, Texas 75201
AUDIOCAST:	Live on the Internet at exxonmobil.com. Instructions appear on the Web site one week prior to the event.
ADMISSION:

This ticket will admit shareholder. Ticket for one guest can be requested at Admissions desk at the annual meeting. Valid admission ticket and government-issued picture identification are required for shareholder and guest.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY/VOTING INSTRUCTIONS

Solicited by the Board of Directors

The undersigned hereby appoints, and instructs the appropriate account trustee(s), if any, to appoint, M.J. Boskin, W.W. George, M.C. Nelson, S.J. Palmisano, and R.W. Tillerson, or each or any of them, with power of substitution, proxies to act and vote shares of common stock of the undersigned at the 2011 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

This proxy covers shares of ExxonMobil common stock registered in the name of the undersigned (whether certificated or book-entry) and shares held in the name of the undersigned in the Computershare Investment Plan. This card also provides voting instructions to the applicable trustees for any shares held in the name of the undersigned in the ExxonMobil Savings Plan and/or a Computershare Investment Plan IRA.

If no other indication is made on the reverse side of this form, the proxies/trustees shall vote: (a) for the election of the director nominees; and, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

B	NON-VOTING ITEMS
	Annual Report Mailing	Change of Address — Please print your new address below.	Comments — Please print your comments below.
☐	Mark box with an X to discontinue annual report mailing for this account.

C	AUTHORIZED SIGNATURES — This section must be completed for your vote to be counted. Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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